                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              FORD MOTOR COMPANY
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


                              FORD MOTOR COMPANY
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                                   FORD LOGO

Ford Motor Company                                             The American Road
                                                   Dearborn, Michigan 48121-1899

                                                                  April 14, 1998

TO OUR STOCKHOLDERS:

The 1998 annual meeting will be held on May 14, 1998 at 10:00 a.m., eastern daylight savings time, at the Westin Hotel, 21 East Fifth Street, Cincinnati, Ohio.

We're holding this year's annual meeting in Cincinnati in recognition of our substantial and long-standing presence in both the Cincinnati area and Ohio. Known informally as Ford's second home, Ohio has more Ford plants and employees than any other state in the United States, other than Michigan. Nearly 19,000 Ford employees work in eleven manufacturing facilities and administrative offices in the state. The Cincinnati area is home to the Sharonville and Batavia Transmission plants and regional sales offices for Ford Division, Lincoln-Mercury Division, Ford Customer Service and Ford Credit. The Sharonville plant produces transmissions for the most popular vehicle in North America for the last 16 years - Ford's F-Series pickup truck - as well as the Econoline Van, Expedition and Navigator. The Batavia plant produces transmissions for the Contour, Mystique and Mondeo.

Please read these materials so that you'll know what we plan to do at the meeting. Also, please either sign and return the accompanying proxy card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted. This way, your shares will be voted as you direct even if you can't attend the meeting. Instructions on how to vote your shares by telephone or via the Internet are on the proxy card enclosed with this proxy statement. If you would like to attend the meeting, please see the instructions on p. 48.

                                               /s/ ALEX TROTMAN
                                               ALEX TROTMAN
                                               Chairman of the Board

        WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROVIDE YOUR PROXY BY EITHER CALLING THE TOLL-FREE TELEPHONE NUMBER, USING THE INTERNET, OR FILLING IN, SIGNING, DATING, AND PROMPTLY MAILING THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                               TABLE OF CONTENTS

Notice of Annual Meeting of Stockholders....................     i
Defined Terms...............................................    ii
Proxy Statement.............................................     1
Election of Directors.......................................     3
Committees of the Board of Directors........................     7
Management Stock Ownership..................................     9
Section 16(a) Beneficial Ownership Reporting Compliance.....    11
Compensation of Directors...................................    11
Certain Relationships and Related Transactions..............    12
Compensation and Option Committee Report on Executive
  Compensation
  (How Ford Determines Executive Compensation)..............    13
Compensation of Executive Officers..........................    18
Stock Options...............................................    19
Contingent Stock Rights and Restricted Stock Units..........    21
Stock Performance Graphs....................................    24
Retirement Plans............................................    26
Proposals Requiring Your Vote...............................    27
Stockholder Proposals for 1999..............................    47
Annual Report and Other Matters.............................    47
Expenses of Solicitation....................................    47
How to Attend the Annual Meeting............................    48
Ford Motor Company Annual Incentive
  Compensation Plan..................................   Appendix I
Ford Motor Company 1998 Long-Term
  Incentive Plan.....................................  Appendix II
Excerpts from the Ford Motor Company Savings
  and Stock Investment Plan for Salaried Employees... Appendix III

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



The annual meeting of stockholders of Ford Motor Company will be held at the Westin Hotel, 21 East Fifth Street, Cincinnati, Ohio, on Thursday, May 14, 1998, at 10:00 a.m., eastern daylight savings time. The purpose of the meeting is to vote on the following proposals:

PROPOSAL 1. The election of directors.

PROPOSAL 2. The approval of Coopers & Lybrand L.L.P. as Ford's independent public accountants for 1998.

PROPOSAL 3. A management proposal relating to the Company's Annual Incentive
            Compensation Plan.

PROPOSAL 4. A management proposal relating to the Company's 1998 Long-Term
            Incentive Plan.

PROPOSAL 5. A management proposal relating to the Company's Savings and Stock
            Investment Plan for Salaried Employees.

PROPOSAL 6. A stockholder proposal relating to political non-partisanship.

PROPOSAL 7. A stockholder proposal relating to China and the former Soviet
            Union.

PROPOSAL 8. A stockholder proposal relating to global warming.

PROPOSAL 9. A stockholder proposal relating to a proposed review of executive compensation.

PROPOSAL 10. A stockholder proposal relating to directors on key board committees.

The record date for the annual meeting is March 16, 1998. Only stockholders of record at the close of business on that date can vote at the meeting.

                                         /s/ JOHN M. RINTAMAKI
                                         JOHN M. RINTAMAKI
                                         Secretary

April 14, 1998

                                 DEFINED TERMS

"CLASS B STOCK" means Ford's Class B Stock.

"FORD" or "WE" or "COMPANY" means Ford Motor Company.

"CONTINGENT STOCK RIGHT" means, under the Long-Term Incentive Plan, an award of the right to earn up to a certain number of shares of common stock based on performance against specified goals created by the Compensation Committee.

"DIVIDEND EQUIVALENT" means cash or shares of common stock (or common stock units) equal in value to dividends that would have been paid on shares of common stock.

"FINAL AWARD" means shares of common stock awarded by the Compensation Committee under a Contingent Stock Right.

"LONG-TERM INCENTIVE PLAN" means Ford's 1986 or 1990 Long-Term Incentive Plan.

"NAMED EXECUTIVES" means the executives named in the Summary Compensation Table on p. 18.

"RESTRICTED STOCK UNIT" or "UNIT" means the right to receive cash equal to the then-current value of one share of common stock if specified goals set by the Compensation Committee are met.

"SERIES B PREFERRED STOCK" means Ford's Series B Cumulative Preferred Stock.

"1998 PLAN" means Ford's 1998 Long-Term Incentive Plan.

                                PROXY STATEMENT

FORD MOTOR COMPANY                                                April 14, 1998
THE AMERICAN ROAD
DEARBORN, MICHIGAN 48121-1899

The Board of Directors is soliciting proxies to be used at the 1998 annual meeting. This proxy statement and the form of proxy will be mailed to stockholders beginning April 14, 1998.

Definitions of capitalized terms in this Proxy Statement are on the facing page.

WHO CAN VOTE

Record holders of common stock and record holders of Class B Stock at the close of business on March 16, 1998 may vote at the meeting. Holders of Series B Preferred Stock cannot vote at this meeting.

On March 16, 1998, 1,142,137,292 shares of common stock and 70,852,076 shares of Class B Stock were outstanding. Each stockholder has one vote for each share of common stock and 10.747 votes for each share of Class B Stock.

Holders of common stock have 60% of the general voting power; holders of Class B Stock have the remaining 40% of the general voting power. Holders of common stock and holders of Class B Stock will vote together, without regard to class, on the matters to be voted upon at the meeting.

HOW YOU CAN VOTE

Starting this year, stockholders of record can give a proxy to be voted at the meeting by calling a toll-free telephone number or by using the Internet or, if you prefer, you may mail in the enclosed proxy card as you have in the past. Stockholders who hold their shares in "street name" will continue to vote their shares in the manner prescribed by their brokers.

The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to vote by telephone or by using the Internet, please refer to the specific instructions set forth on the enclosed proxy card. If you wish to vote using a paper format and you return your signed proxy to us before the annual meeting, we will vote your shares as you direct.

Whether you chose to vote by telephone, over the Internet or by mail, you can specify whether your shares should be voted for all, some, or none of the nominees for director (Proposal 1 on the proxy card). You can also specify whether you approve, disapprove, or abstain from each of nine additional proposals. Proposals 2 through 5 will be presented at the meeting by management, and the rest may be presented by stockholders. Proposal 1 for the election of directors is described in this proxy statement beginning at p. 3 and the remaining proposals are described beginning at p. 27.

IF YOU DO NOT SPECIFY ON YOUR PROXY CARD (OR WHEN GIVING YOUR PROXY BY TELEPHONE OR OVER THE INTERNET) HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE THEM "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR AS SET FORTH UNDER "ELECTION OF DIRECTORS" BELOW; "FOR" PROPOSALS 2 THROUGH 5; AND "AGAINST" PROPOSALS 6 THROUGH 10.

REVOCATION OF PROXIES

You can revoke your proxy at any time before it is exercised in any of three ways:

     (1) by submitting written notice of revocation to the Secretary;

     (2) by submitting another proxy by telephone, via the Internet or by mail that is later dated and, if by mail, that is properly signed; or

     (3) by voting in person at the meeting.

REQUIRED VOTES

A majority of the votes that could be cast in the election or on a proposal by stockholders who are either present in person or represented by proxy at the meeting is required to elect the nominees for director and to approve each proposal. The votes are computed for each share as described on p. 1.

The total number of votes that could be cast at the meeting is the number of votes actually cast plus the number of abstentions. Abstentions are counted as "shares present" at the meeting for purposes of determining whether a quorum exists and have the effect of a vote "against" any matter as to which they are specified. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they don't have discretionary voting authority and haven't received instructions as to how to vote on those proposals (so-called "broker nonvotes") are not considered "shares present" and will not affect the outcome of the vote.

OTHER MATTERS TO BE ACTED UPON AT THE MEETING

We do not know of any other matters to be presented or acted upon at the meeting. Under our By-Laws, no business besides that stated in the meeting notice may be transacted at any meeting of stockholders. If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

                             ELECTION OF DIRECTORS
                         (PROPOSAL 1 ON THE PROXY CARD)

Eleven directors will be elected at this year's annual meeting. Each director will serve until the next annual meeting or until he or she is succeeded by another qualified director who has been elected.

We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of all the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.

Each of the nominees for director is now a member of the Board of Directors, which met nine times during 1997. The following information about the nominees was provided by the nominees.

NOMINEES
--------------------------------------------------------------------------------

MICHAEL D. DINGMAN                                                                 PHOTO
Age:                          66
Director Since:               1981
Principal Occupation:         President and CEO, Shipston Group Ltd., Nassau,
                              Bahamas
Recent Business Experience:   Mr. Dingman is the President and CEO of Shipston
                              Group Ltd., a diversified international holding
                              company. He is also Chairman of the Board of Fisher
                              Scientific International, a leader in serving
                              science and providing products and services to
                              research, health care, industry, education, and
                              governments worldwide.
Other Directorships:          Teekay Shipping Corporation
===========================================================================================================
EDSEL B. FORD II                                                                   PHOTO
Age:                          49
Director Since:               1988
Principal Occupation:         Vice President, Ford Motor Company and President
                              and Chief Operating Officer, Ford Motor Credit
                              Company
Recent Business Experience:   Mr. Ford has been President and Chief Operating
                              Officer of Ford Motor Credit Company since May 1991
                              and a Vice President of the Company since 1993.
                              Prior to 1991, he held numerous senior executive
                              positions at Ford and Lincoln-Mercury, both
                              domestic and abroad.
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
WILLIAM CLAY FORD                                                                  PHOTO
Age:                          73
Director Since:               1948
Principal Occupation:         Retired Chairman of the Finance Committee, Ford
                              Motor Company
Recent Business Experience:   Mr. Ford served as Chairman of the Finance
                              Committee of Ford's Board of Directors from
                              November 1987 to January 1995. He was elected a
                              Vice Chairman of Ford in 1980, retiring from that
                              position in 1989. He also owns and is President of
                              The Detroit Lions, Inc.
-----------------------------------------------------------------------------------------------------------
WILLIAM CLAY FORD, JR.                                                             PHOTO
Age:                          40
Director Since:               1988
Principal Occupation:         Chairman of the Finance Committee and Chairman of
                              the Environmental and Public Policy Committee, Ford
                              Motor Company
Recent Business Experience:   Mr. Ford has held a number of management positions
                              within Ford, including Vice President -- Commercial
                              Truck Vehicle Center, until January 1, 1995, when
                              he became Chairman of the Finance Committee of the
                              Board of Directors of the Company. Mr. Ford also is
                              Vice Chairman of The Detroit Lions, Inc.
-----------------------------------------------------------------------------------------------------------
IRVINE O. HOCKADAY, JR.                                                            PHOTO
Age:                          61
Director Since:               1987
Principal Occupation:         President and CEO, Hallmark Cards, Inc., Kansas
                              City, Missouri
Recent Business Experience:   Mr. Hockaday has been President and CEO of Hallmark
                              Cards, Inc. since January 1, 1986, and a director
                              since 1978.
Other Directorships:          Dow Jones, Inc.; Sprint Corporation; UtiliCorp
                              United, Inc.
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
MARIE-JOSEE KRAVIS                                                                 PHOTO
Age:                          48
Director Since:               1995
Principal Occupation:         Senior Fellow, Hudson Institute Inc., Indianapolis,
                              Indiana
Recent Business               Mrs. Kravis was appointed a senior fellow of the
  Experience:                 Hudson Institute Inc. in 1994. Prior to that time,
                              and since 1978, she served as Executive Director of
                              the Hudson Institute of Canada.
Other Directorships:          Canadian Imperial Bank of Commerce; Hasbro Inc.;
                              Hollinger International Inc.; The Seagram Co. Ltd.;
                              UniMedia Inc.
-----------------------------------------------------------------------------------------------------------
ELLEN R. MARRAM                                                                    PHOTO
Age:                          51
Director Since:               1988
Principal Occupation:         President and CEO, Tropicana Beverage Group, New
                              York, New York
Recent Business               Ms. Marram was appointed CEO of Tropicana Beverage
  Experience:                 Group in 1997 after serving as President of the
                              Group since joining Seagram in 1993. She also
                              serves as Executive Vice President of The Seagram
                              Company Ltd. and Joseph C. Seagram & Sons, Inc. She
                              served as Senior Vice President of the Nabisco
                              Foods Group and President of Nabisco Biscuit
                              Company from June 1988 until April 1993.
===========================================================================================================
HOMER A. NEAL                                                                      PHOTO
Age:                          55
Director Since:               1997
Principal Occupation:         Director, ATLAS Project, Professor of Physics, and
                              Interim President Emeritus, The University of
                              Michigan, Ann Arbor, Michigan
Recent Business Experience:   Dr. Neal is the Director of the ATLAS Project,
                              Professor of Physics, and Interim President
                              Emeritus at the University of Michigan. He served
                              as Interim President of the University of Michigan
                              from July 1, 1996 to February 1, 1997. From 1987 to
                              1993, Dr. Neal was Chair of the University of
                              Michigan's Physics Department and from 1993 to 1997
                              he served as Vice President of Research for the
                              University of Michigan.
Other Directorships:          Ogden Corporation; Center for Strategic and
                              International Studies; Smithsonian Institution
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
CARL E. REICHARDT                                                                  PHOTO
Age:                          66
Director Since:               1986
Principal Occupation:         Retired Chairman and CEO, Wells Fargo & Company,
                              San Francisco, California
Recent Business Experience:   Mr. Reichardt served as Chairman and CEO of Wells
                              Fargo & Company from 1983 until his retirement on
                              December 31, 1994.
Other Directorships:          Wells Fargo & Company; Wells Fargo Bank, N.A.;
                              Columbia/HCA Healthcare Corporation; ConAgra, Inc.;
                              McKesson Corporation; Newhall Management
                              Corporation; Pacific Gas and Electric Company; PG&E
                              Corporation; SunAmerica Inc.
-----------------------------------------------------------------------------------------------------------
JOHN L. THORNTON                                                                   PHOTO
Age:                          44
Director Since:               1996
Principal Occupation:         Chairman, Goldman Sachs - Asia,
                              London, England
Recent Business Experience:   Mr. Thornton is a member of the executive committee
                              of Goldman, Sachs & Co. and Chairman of Goldman
                              Sachs - Asia. He was previously co-chief executive
                              of Goldman Sachs International, the firm's business
                              in Europe, the Middle East and Africa. Mr. Thornton
                              joined Goldman Sachs in 1980 and was named a
                              partner in 1988.
Other Directorships:          British Sky Broadcasting Group PLC; Diamond Cable
                              Communications PLC; Laura Ashley PLC; Pacific
                              Century Group
-----------------------------------------------------------------------------------------------------------
ALEX TROTMAN                                                                       PHOTO
Age:                          64
Director Since:               1993
Principal Occupation:         Chairman, President and CEO, Ford Motor Company
Recent Business Experience:   Mr. Trotman has been Chairman of the Board of
                              Directors, President and CEO of the Company since
                              November 1, 1993. Prior to that time, Mr. Trotman
                              held a number of senior management positions within
                              Ford, including President, Ford Automotive Group;
                              Executive Vice President -- North American
                              Automotive Operations; President and Chairman of
                              Ford of Europe; and President of Ford-Asia Pacific.
Other Directorships:          International Business Machines, Inc.; New York
                              Stock Exchange, Inc.; Imperial Chemical Industries,
                              PLC
-----------------------------------------------------------------------------------------------------------

                      COMMITTEES OF THE BOARD OF DIRECTORS

AUDIT COMMITTEE

Number of Members:             4

Members:                       Irvine O. Hockaday, Jr. (Chairman)
                               Ellen R. Marram
                               Homer A. Neal
                               John L. Thornton

Number of Meetings in 1997:    4

Functions:                     Selects independent public accountants to audit
                               Ford's books and records, subject to stockholder approval.

                               Consults with these accountants and reviews and approves the scope of their audit.

                               Reviews internal controls, accounting practices, financial structure, and financial reporting.

                               Reports to the Board of Directors about these matters.

COMPENSATION AND OPTION COMMITTEE

Number of Members:             2

Members:                       Michael D. Dingman (Chairman)
                               Carl E. Reichardt

Number of Meetings in 1997:    8

Functions:                     Establishes the salaries and determines any bonus
                               awards for Ford's executive officers.

                               Considers and makes recommendations on Ford's executive compensation plans.

                               Makes recommendations on grants of stock options and makes grants of Contingent Stock Rights and Restricted Stock Units.

ENVIRONMENTAL AND PUBLIC POLICY COMMITTEE

Number of Members:             3

Members:                       William Clay Ford, Jr. (Chairman)
                               Ellen R. Marram
                               Homer A. Neal

Number of Meetings in 1997:    2

Functions:                     Reviews environmental and public policy issues
                               facing the Company around the world. Reports to the Board of Directors about these matters.

FINANCE COMMITTEE

Number of Members:             7

Members:                       William Clay Ford, Jr. (Chairman)
                               Michael D. Dingman
                               Edsel B. Ford II
                               William Clay Ford
                               Marie-Josee Kravis
                               Carl E. Reichardt
                               Alex Trotman

Number of Meetings in 1997:    6

Functions:                     Between meetings of the Board of Directors,
                               exercises all Board powers concerning Ford's financial policies and financial management
                               (except matters within the powers of the Audit
                               Committee or the Compensation and Option
                               Committee).

ORGANIZATION REVIEW AND NOMINATING COMMITTEE

Number of Members:             10

Members:                       Alex Trotman (Chairman)
                               Michael D. Dingman
                               William Clay Ford
                               William Clay Ford, Jr.
                               Irvine O. Hockaday, Jr.
                               Marie-Josee Kravis
                               Ellen R. Marram
                               Homer A. Neal
                               Carl E. Reichardt
                               John L. Thornton

Number of Meetings in 1997:    8

Functions:                     Makes recommendations on:

                               - Ford's management organization;
                               - the nominations or elections of directors and
                                 officers;
                               - the size and composition of the Board; and
                               - the appointments of other Company employees
                                 referred to the Committee.

                               Considers stockholder suggestions for nominees for director (other than self-nominations). Suggestions should be submitted to the Secretary of the Company, The American Road, Dearborn, Michigan 48121. Suggestions received by the Secretary's office before December 31 will be considered by the Committee at a regular meeting in the following year, before the proxy materials are mailed to stockholders.

                           MANAGEMENT STOCK OWNERSHIP

The table below shows how much stock of Ford and of its majority-owned subsidiary, The Hertz Corporation ("Hertz"), each director, nominee, and Named Executive beneficially owned as of March 2, 1998. No director, nominee, or Named Executive beneficially owned any Ford preferred stock. No director, nominee or executive officer, including Named Executives, beneficially owned more than 0.2% of Ford's total outstanding common stock or of Hertz's total outstanding Class A Common Stock. Present directors and executive officers as a group, including the Named Executives, beneficially owned 0.4% of Ford common stock and 0.1% of Hertz's Class A Common Stock. In addition, these persons held options exercisable on or within 60 days after March 2, 1998 to buy 5,047,464 shares of Ford common stock under stock option plans.

------------------------------------------------------------------------------------------------------------
                                                                                   Percent of
                                                             Ford                  Outstanding    Hertz
                                                Ford        Common       Ford         Ford       Class A
                                               Common       Stock      Class B       Class B     Common
                   Name                      Stock(1)(2)   Units(3)    Stock(4)       Stock       Stock
------------------------------------------------------------------------------------------------------------
 W. Wayne Booker                                164,388          0             0          0           0
------------------------------------------------------------------------------------------------------------
 Michael D. Dingman*                             13,000     53,579             0          0           0
------------------------------------------------------------------------------------------------------------
 Edsel B. Ford II*                              189,044          0     5,415,002       7.64           0
------------------------------------------------------------------------------------------------------------
 William Clay Ford*                           1,827,947        585    15,142,510      21.37           0
------------------------------------------------------------------------------------------------------------
 William Clay Ford, Jr.*                        110,610        585     3,301,713       4.66           0
------------------------------------------------------------------------------------------------------------
 Edward E. Hagenlocker                          176,308          0             0          0       2,000
------------------------------------------------------------------------------------------------------------
 Irvine O. Hockaday, Jr.*                         8,000      4,852             0          0           0
------------------------------------------------------------------------------------------------------------
 Marie-Josee Kravis*                              4,600      3,319             0          0           0
------------------------------------------------------------------------------------------------------------
 Ellen R. Marram*                                 6,000      7,822             0          0           0
------------------------------------------------------------------------------------------------------------
 Jacques A. Nasser                               53,568          0             0          0      10,000
------------------------------------------------------------------------------------------------------------
 Homer A. Neal*                                   2,500        256             0          0           0
------------------------------------------------------------------------------------------------------------
 Carl E. Reichardt*                              20,000        585             0          0           0
------------------------------------------------------------------------------------------------------------
 John L. Thornton(5)*                            10,400      3,121             0          0           0
------------------------------------------------------------------------------------------------------------
 Alex Trotman*                                  782,178          0             0          0      30,000
------------------------------------------------------------------------------------------------------------
 Kenneth Whipple                                273,051          0             0          0           0
------------------------------------------------------------------------------------------------------------
 All Directors and Executive Officers as a
   group (55 persons)                         5,162,426     74,704    23,859,225       33.7      56,000
------------------------------------------------------------------------------------------------------------

* Indicates Directors

NOTES

(1)Includes restricted shares of common stock issued under the Restricted Stock Plan for Nonemployee Directors, as follows: 2,000 shares for Homer A. Neal; 1,200 shares each for William Clay Ford, Jr. and Marie-Josee Kravis; 800 shares each for the other eligible nonemployee directors, except John L. Thornton, for whom the number includes 1,600 restricted common stock equivalents under that plan. For nominees who are Ford employees, this includes shares of common stock contingently credited that may be delivered after termination of employment under the bonus plan.

(2)Michael D. Dingman has reported and disclaimed beneficial ownership of 1,264 shares of common stock owned by members of his immediate family.

Present directors and executive officers as a group have reported and disclaimed beneficial ownership of a total of 1,990 shares of common stock.

Also, on March 2, 1998 (or within 60 days after that date), nominees who are also Ford employees and the Named Executives have rights to acquire shares of common stock through the exercise of stock options under Ford's stock option plans as follows:

                           Person                               Number of Shares
                           ------                               ----------------
W. Wayne Booker.............................................        256,250
Edsel B. Ford II............................................         53,080
Edward E. Hagenlocker.......................................        249,500
Jacques A. Nasser...........................................        276,000
Alex Trotman................................................        186,500
Kenneth Whipple.............................................        348,250

(3)These are common stock units credited under a deferred compensation plan for nonemployee directors.

(4)As of March 2, 1998, the following persons owned more than 5% of the outstanding Class B Stock: Josephine F. Ford, c/o Ford Estates, Dearborn, Michigan, beneficially owned 14,391,055 shares (20.31%); and Lynn F. Alandt, c/o Ford Estates, Dearborn, Michigan, beneficially owned 7,833,044 shares (11.05%).

Of the outstanding Class B Stock, 45,769,307 shares are held in a voting trust of which Edsel B. Ford II, William Clay Ford, and William Clay Ford, Jr. are among the trustees. The trust, which terminates May 31, 1998, requires the trustees to vote the shares as directed by a plurality of the shares in the trust. Edsel B. Ford II is a nephew and William Clay Ford, Jr. is the son of William Clay Ford.

(5)Shares reported as beneficially owned by John L. Thornton do not include securities held by Goldman, Sachs & Co. in the ordinary course of business.

IMPACT RESULTING FROM SPIN-OFF OF ASSOCIATES FIRST CAPITAL CORPORATION STOCK

To account for any change in the value of the Company's common stock that may result from the spin-off of the Company's interest in Associates First Capital Corporation on April 7, 1998, the following items held by officers or directors of the Company as of April 9, 1998 are being adjusted to ensure that the aggregate value of the item before and after the spin-off will be approximately equal: common stock units, contingent stock rights, deferred contingent credits, performance stock rights, restricted common stock equivalents, restricted stock units, and stock options. Because the adjustments are underway on the date of this proxy statement, they are not reflected in the data.

                                 SECTION 16(A)
                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on Company records and other information, Ford believes that all SEC filing requirements applicable to its directors and officers were complied with for 1997 and prior years.

                           COMPENSATION OF DIRECTORS

GOAL. Ford wants the directors' compensation to be tied to your interests as stockholders. Accordingly, 25% ($10,000) of each director's annual fee is deferred in the form of common stock units. This deferral, together with the restricted stock given to directors and director stock ownership goals, is part of Ford's commitment to link director and stockholder interests. These compensation programs are described below.

FEES. Directors' fees, paid only to directors who are not Ford employees, are as follows:

Annual Board membership fee                                     $40,000
Annual Committee membership fee                                 $10,000
Attendance fee for each Board meeting                           $ 1,000

DEFERRED COMPENSATION PLAN. Under this plan, 25% of a director's annual Board membership fee must be deferred in common stock units. Directors also can choose to have the payment of all or some of the remainder of their fees deferred in the form of cash and/or common stock units. Each common stock unit is equal in value to a share of common stock and is ultimately paid in cash. These common stock units generate Dividend Equivalents in the form of additional common stock units. These units are credited to the directors' accounts on the date common stock cash dividends are paid. Any fees deferred in cash are held in the general funds of the Company. Interest on fees deferred in cash is credited semiannually to the directors' accounts at the then-current U.S. Treasury Bill rate plus 0.75%. In general, deferred amounts are not paid until after the director retires from the Board. The amounts are then paid, at the director's option, either in a lump sum or in annual installments over a period of up to ten years.

RESTRICTED STOCK PLAN. Nonemployee directors also receive restricted shares of common stock. Each nonemployee director who has served for at least six months receives 2,000 shares of common stock subject to restrictions on sale. In general, the restrictions expire for 20% of the shares each year following the year of the grant. Each nonemployee director receives an additional 2,000 shares on the same terms when the restrictions on all of the prior 2,000 shares end.

STOCK OWNERSHIP GOALS. To further link director and stockholder interests, Ford established stock ownership goals for nonemployee directors in 1995. Each nonemployee director has a goal to own common stock equal in value to five times the sum of the director's annual Board and Committee fees within five years.

LIFE INSURANCE. Ford provides nonemployee directors with $200,000 of life insurance and $500,000 of accidental death or dismemberment coverage. The life insurance coverage continues after the director retires from the Board if the director is at least age 55 and has served for at least five years. A director who retires from the Board after age 70, or, with Board approval, after age 55, and who has served for at least five years may elect to have the life insurance reduced to $100,000 and receive $15,000 a year for life. The accidental death or dismemberment coverage may, at the director's expense, be supplemented up to an additional $500,000 and ends when the director retires from the Board.

MATCHING GIFT PROGRAM. Nonemployee directors may give up to $25,000 per year to certain tax-exempt organizations under the Ford Fund Matching Gift Program. For each dollar given, the Ford Motor Company Fund contributes two dollars.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1993, Ford has had a consulting agreement with William Clay Ford. Under this agreement, Mr. Ford is available for consultation, representation, and other duties (including service as a director). For these services, Ford pays him $100,000 per year and provides facilities (including office space), an administrative assistant, and security arrangements. This agreement will continue until either party ends it with 30 days' notice.

Mrs. Lynn Ford Alandt's husband owns a Ford-franchised dealership. In 1997, the dealership paid Ford about $53.3 million for products and services in the ordinary course of business. In turn, Ford paid the dealership about $6 million for services in the ordinary course of business. Also in 1997, Ford Motor Credit Company, a wholly-owned subsidiary of Ford, provided about $46.5 million of financing to the dealership and paid about $186,000 to it in the ordinary course of business. The dealership paid Ford Credit about $52 million in the ordinary course of business.

John L. Thornton is a partner of Goldman, Sachs & Co. Goldman, Sachs has provided Ford with investment banking services for many years. Ford expects Goldman, Sachs to continue providing similar services in the future.

       COMPENSATION AND OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
                  (HOW FORD DETERMINES EXECUTIVE COMPENSATION)

PURPOSES

Ford's executive compensation program aims to:

        - Link managers' goals with your interests as stockholders.

        - Support business plans and long-term Company goals.

        - Tie executive compensation to Company performance.

        - Attract and retain talented management.

TYPES OF COMPENSATION

There are two main types of compensation:

     (1) Annual compensation. This includes salary and bonus. Ford awards bonuses only when a year's profits meet a certain level required under the bonus plan.

     (2) Long-term compensation. This includes stock options and other long-term incentive awards based on common stock. The value of these awards depends on Company performance and future stock value.

FACTORS CONSIDERED IN DETERMINING COMPENSATION

The Compensation Committee wants the compensation of Ford executives to be competitive in the worldwide auto industry and with major U.S. companies. Each year, the Committee reviews a report from an outside consultant on Ford's compensation program for executives. The report discusses all aspects of compensation as well as how Ford's program compares with those of other large companies. Based on this report, its own review of various parts of the program, and its assessment of the skills, experience, and achievements of individual executives, the Committee decides the compensation of executives.

The consultant develops compensation data using a survey of several leading companies picked by the consultant and Ford. General Motors and Chrysler were included in the survey. Eighteen leading companies in other industries also were included because the job market for executives goes beyond the auto industry. Companies were picked based on size, reputation, and business complexity.

The Committee looks at the size and success of the companies and the types of jobs covered by the survey in determining executive compensation. One goal of Ford's compensation program is to approximate the survey group's average compensation, adjusted for company size and performance. In 1997, Ford's executive salaries and long-term incentive awards generally were a little below this average. Data on bonuses for the surveyed companies are not yet available, but the Committee expects Ford's 1997 bonuses to be above the average of the survey group.

The Committee also considers the tax deductibility of compensation paid to the Named Executives. In 1995, you approved changes to the bonus plan and the Long-Term Incentive Plan so that certain compensation paid to these individuals would be deductible by the Company under federal tax law. These changes limit the amount of bonuses and stock options that may be granted to any person in any year under each plan.

Further, in 1994, the Committee created stock ownership goals for executives at the vice president level and above. The goals are for these executives to own common stock worth a multiple of salary, ranging from one times salary to up to five times salary for the CEO, within five years. The CEO applied similar goals to about 25 other key managers. The CEO and most other key managers have achieved their stock ownership goals.

ANNUAL COMPENSATION

GENERAL

Annual compensation for Ford executives includes salary and bonus. This is similar to the compensation programs of most leading companies.

The Committee aims to pay salaries at the average of the survey companies, adjusted for company size and performance. The Committee also looks at the specific job duties, the person's achievements, and other criteria.

BONUSES

The total amount of all bonus awards for a given year cannot exceed the amount set aside under Ford's bonus plan. In general, the amount set aside cannot exceed 6% of pretax income for the year after subtracting 10% of "capital employed in the business."

Because Ford's business depends heavily on the economy, there can be large differences in the bonus amounts from year to year. Awards can be above average for years when Ford has high profits. But there also are years -- such as 1990-1992 -- when no bonuses are paid because no amount could be set aside under the plan.

Each year, the Committee determines the total amount of all bonuses for that year. It also determines the bonus for each officer. No target awards are set under the bonus plan. The Committee normally sets aside the maximum amount allowed under the bonus plan, and then decides what bonuses are appropriate. It does not award bonuses for years when no amount is set aside under the plan.

The total amount set aside for bonuses in a given year depends on Ford's performance and competitive data. For 1997, the Committee set aside $404 million. Individual awards depend on each person's level of responsibility. For persons other than the Named Executives, the Committee increases or decreases awards from a formula amount, based on rank and salary, to reward a person's or group's performance. The highest award for any Named Executive is limited by a formula that you approved. This limit is 2% of the highest amount that can be set aside for the year. This limit is not a target award and all 1997 bonuses to Named Executives were below the limit.

LONG-TERM COMPENSATION

GENERAL

Today's business decisions affect Ford over a number of years. This is why the long-term incentive awards are tied to Ford's performance and the value of Ford's common stock over several years.

In general, the amount of the long-term incentive awards does not change as much as the amount of the annual bonus awards.

The charts on pp. 24 and 25 show the long-term performance of Ford's common stock.

STOCK OPTIONS

Stock options are an important part of Ford's long-term incentive program. The managers who get them gain only when you gain -- when the common stock value goes up.

In 1995, 1996 and 1997, the Named Executives and other employees received ten-year options in amounts similar to prior years. In deciding the size of individual option grants for 1997, the Committee considered the number of options granted to the person in prior years, as well as the total number of options awarded to all employees. A formula approved by you limits the number of options that may be granted to any Named Executive. This limit, which is not a target, is 2.5% of the highest number of shares available in any year for grants under the 1990 Long-Term Incentive Plan. All 1997 stock option grants to the Named Executives were below this limit.

STOCK AWARDS

Common stock awards are based on performance against goals created by the Committee over a period of years. Stock awarded in 1997 could not be sold until 1998.

In 1997, the Committee granted Contingent Stock Rights to Company officers and certain other top executives. These Contingent Stock Rights cover the performance period 1997-1999. Up to 100% of these rights may be awarded in the form of common stock after this period ends. The awards are made if goals relating to the following six items are met:

        - return on equity compared to the top 50 non-oil Fortune 500 companies,

        - selected internal financial measures,

        - product programs,

        - product quality,

        - customer satisfaction, and

        - relationships with employees.

The size of a person's Contingent Stock Right award depends on competitive long-term compensation values determined by the outside consultant, the person's job, and the person's expected role in Ford's long-term performance. In general, the Committee grants less than all the shares covered by the Contingent Stock Right award if one or more of the goals is only partly met.

During a performance period, persons with Contingent Stock Rights receive Dividend Equivalents in cash or in common stock of the same value, as decided by the Committee. For the 1997-1999 period, the Committee decided to pay Dividend Equivalents in cash during 1997 on Contingent Stock Rights covering up to 200,000 shares per executive. Dividend Equivalents paid during 1997 on Contingent Stock Rights above that level are paid in common stock. That stock could not be sold, and was subject to conditions under the 1990 Long-Term Incentive Plan, until 1998. After 1997, all dividend equivalents on Contingent Stock Rights will be paid in cash.

The Final Awards of common stock in 1997 covered 1992-1996 and 1994-1996. Using business data, the Committee reviewed Ford's performance during the 1992-1996 period against goals for product programs (25%), cost reduction (25%), product quality and customer acceptance worldwide (35%), and relationships with employees (15%). The Committee decided that Ford partly achieved the product program and product quality goals, met the cost reduction goals, mostly met the customer acceptance goals, and met the employee relationships goals. Based on this performance, the Committee decided to award 83% of the shares covered by the Contingent Stock Rights and then make adjustments for individual performance.

Using business data, the Committee also reviewed Ford's performance during the 1994-1996 period against goals for corporate return on equity (25%), product programs (25%), product quality and customer acceptance worldwide (35%), and relationships with employees (15%). The Committee decided that Ford partly achieved the return on equity, product program and product quality goals, met the cost reduction goals, mostly met the customer acceptance goals, and met the employee relationships goals. Based on this performance, the Committee decided to award 80% of the shares covered by the Contingent Stock Rights and then make adjustments for individual performance.

For the Named Executives, the adjusted awards for 1992-1996 and 1994-1996 were 100% of the initial grants. The Final Awards for the period ending in 1997 will be made in mid-1998 after Company performance data are available. These amounts will appear in next year's proxy statement.

RESTRICTED STOCK UNITS

The Committee granted Restricted Stock Units to ten executives in 1997. Four of the ten -- Messrs. Trotman, Booker, Hagenlocker, and Nasser -- are Named Executives.

A Restricted Stock Unit is worth one share of common stock. Again, this ties the executive's interests to your interests as stockholders. If the executive meets certain goals decided by the Committee, Ford pays the executive cash for each Restricted Stock Unit equal to the then-current value of a share of common stock.

The Committee grants the Restricted Stock Units and decides the goals, the restriction period, and the other terms of each Unit. The Committee also decides the extent to which the goals have been met and the final number of Units to award after the restriction period ends. During the restriction period, the Units cannot be sold or otherwise disposed of, and they are subject to the same conditions that apply to the Contingent Stock Rights.

The grant of Restricted Stock Units depends on the achievement of several major Ford goals:

        - worldwide product excellence,

        - low-cost producer,

        - industry leadership in customer satisfaction,

        - empowered people,

        - nimble through process leadership,

        - industry leadership in corporate citizenship, and

        - worldwide growth.

The Committee also reviews each person's contribution to meeting these goals.

Restricted Stock Units may not be sold until 18 months after retirement and are subject to conditions under the 1990 Long-Term Incentive Plan. Dividend Equivalents are paid in cash until the payout of the Units. The Units have no voting rights.

SELECT RETIREMENT PLAN

To speed up the development of future leaders and reduce the number of top manager jobs, the Committee supported making offers under the Select Retirement Plan, a voluntary retirement program for certain U.S. management employees, in 1997. In general, the program added three years of age and contributory service for retirement benefits purposes. To be eligible, employees generally had to be at least age 55 with 10 or more years of service. The Committee reviewed and approved Select Retirement Plan offers for certain executives. Some of the executives retired during 1997 under this program. More information on the program is on p. 27.

CEO COMPENSATION

ANNUAL COMPENSATION

Mr. Trotman's salary remained at $2 million in 1997. The Committee last increased his salary in 1996, the first increase since 1993.

The Committee considered Mr. Trotman's vision and strong leadership in determining his 1997 bonus. It also considered other factors in applying its "negative discretion" permitted under the Internal Revenue Code (section 162(m)). It also considered his job as head of a restructured global company with a wide area of control and broad duties. The Committee and other nonemployee directors of Ford reviewed his 1997 accomplishments, and the Committee considered these combined views. Mr. Trotman's bonus for 1997 was below the formula limit in the bonus plan, partly because of the annuity award described below.

The Committee awarded a conditional annuity under the Supplemental Executive Retirement Plan to Mr. Trotman in lieu of a portion of his 1997 bonus. The annuity provides additional retirement income (see p. 26), and is subject to the plan's conditions. The present value of the annuity is charged against the amount set aside for bonuses under the bonus plan. In deciding the amount of the annuity, the Committee reviewed individual and Company performance as well as the amount of Mr. Trotman's bonus compared to the bonuses of other executives. The Committee also considered the relationship of his bonus to those of other executives in the past. No other annuities were awarded in 1997.

LONG-TERM COMPENSATION

The Final Award of common stock in 1997 for Mr. Trotman was based on Ford's performance from 1992 to 1996 and 1994 to 1996, using the method described above under "Long-Term Compensation-Stock Awards." (The amount of the Final Award is shown in column (h) of the Summary Compensation Table on p. 18, under the heading "LTIP Payouts.") The Committee adjusted the amount based on the factors described above. The Final Award was in shares of common stock that could not be sold and that generally were subject to restrictions until 1998.

The value of the stock options and Contingent Stock Rights granted to Mr. Trotman in 1997 also depends on Ford's future success -- and whether that success is reflected in the value of the common stock. For the Contingent Stock Rights, the value of any Final Award also depends on the level of achievement of goals created by the Committee for 1997-1999.

In applying its "negative discretion" under the Internal Revenue Code in deciding the number of stock options to grant Mr. Trotman (shown in column (b) of the Options/SAR Grants Table on p. 20), the Committee considered the value of his other long-term incentive compensation compared with competitive long-term compensation values. It also considered the complexity and duties of his job. In deciding the number of Restricted Stock Units to grant Mr. Trotman (shown in the Long-Term Incentive Plan Awards Table on p. 22), the Committee also considered the importance of his contribution to the achievement of major Company goals. No further grants of Restricted Stock Units to Mr. Trotman are contemplated prior to his planned retirement in 2000.

Finally, the Committee considered the deductibility of Mr. Trotman's compensation under the tax laws. As discussed above, you approved plan amendments allowing Ford to deduct, for federal income tax purposes, certain parts of Mr. Trotman's compensation (as well as that of other Named Executives) for tax years starting with 1995.

                                         Compensation and Option Committee

                                           Michael D. Dingman, Chairman
                                           Carl E. Reichardt

                       COMPENSATION OF EXECUTIVE OFFICERS

The table below shows the before-tax compensation for the last three years for Alex Trotman, who served as CEO in 1997, and the four next highest paid executive officers at the end of 1997.

                           SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------------------------------------------

                                                                                     Long-Term Compensation
                                                                               --------------------------------
                                               Annual Compensation                     Awards             Payouts
---------------------------------------------------------------------------------------------------------------------------------
             (a)               (b)       (c)          (d)           (e)           (f)          (g)          (h)          (i)
                                                                                            Securities
                                                                   Other       Restricted   Underlying
                                                                   Annual        Stock       Options/      LTIP       All Other
                                                                Compensation    Award(s)       SARs       Payouts    Compensation
 Name and Principal Position   Year   Salary($)    Bonus($)         ($)          ($)(1)       (#)(2)      ($)(3)        ($)(4)
-----------------------------
 Alex Trotman                  1997  2,000,000     7,000,000      940,135       630,754      300,000        --         119,996
   Chairman, President and     1996  1,916,667     2,500,000      502,884       704,429      300,000     9,793,875     114,996
   CEO                         1995  1,500,000     3,000,000      384,910       456,444      350,000     1,260,000      90,000
---------------------------------------------------------------------------------------------------------------------------------
 W. Wayne Booker(5)            1997    677,917     2,300,000      354,135         --          75,000        --          40,675
   Vice Chairman               1996    650,000       950,000      303,070         --          75,000     1,751,750      39,000
                               1995    603,750     1,100,000      227,141         --          90,000       535,000      36,225
---------------------------------------------------------------------------------------------------------------------------------
 Edward E. Hagenlocker(6)      1997    803,333     2,600,000      428,860        21,126      150,000        --          48,196
   Vice Chairman               1996    758,333     1,050,000      347,730        20,332      150,000     2,030,438      45,499
                               1995    704,167     1,250,000      266,741         --         175,000       693,000      42,247
---------------------------------------------------------------------------------------------------------------------------------
 Jacques A. Nasser(7)          1997    716,664     3,000,000      362,871         --         150,000        --          42,998
   Executive Vice President    1996    591,667       950,000      231,196         --          85,000     1,035,125      35,500
   and President, Ford         1995    537,917       850,000      138,469         --         100,000       189,000      32,273
   Automotive Operations
---------------------------------------------------------------------------------------------------------------------------------
 Kenneth Whipple               1997    677,917     2,300,000      378,145         --          75,000        --          40,675
   Executive Vice President;   1996    647,500       950,000      321,700        86,904       75,000     4,737,688      38,850
   President, Ford Financial   1995    603,750     1,100,000      273,750        81,795       90,000     1,165,500      36,225
   Services Group; and
   Chairman and CEO, Ford
   Motor Credit Company
---------------------------------------------------------------------------------------------------------------------------------

NOTES

(1)Amounts shown as Restricted Stock Awards represent Dividend Equivalents paid in restricted stock under the Long-Term Incentive Plans. Restrictions on this stock generally lapsed in 1998. Holders of restricted stock receive the same cash dividends as other stockholders owning common stock.

Listed below are the total number of shares of restricted stock owned by the Named Executives as of December 31, 1997, including shares reported as "LTIP Payouts" in column (h) of this table and shares of common stock contingently credited under the bonus plan, as well as the market values of these shares (determined by the closing price of common stock on the New York Stock Exchange on December 31, 1997):

                   Named Executive                       Number of Shares    Market Value
                   ---------------                       ----------------    ------------
Alex Trotman.........................................        458,683         $22,274,793
W. Wayne Booker......................................         61,664         $ 2,994,558
Edward E. Hagenlocker................................         83,944         $ 4,076,531
Jacques A. Nasser....................................         32,000         $ 1,554,000
Kenneth Whipple......................................        239,726         $11,641,694

The ultimate worth of the restricted stock depends on the value of common stock when the restrictions lapse. Under the Long-Term Incentive Plans generally, the Compensation Committee determines the restriction period for shares included in each Final Award. For each of the Named Executives, restrictions ended on January 1, 1998 on up to 18,000 shares awarded for the 1990-94 performance period. Restrictions ended on February 13, 1998 on all remaining shares of restricted stock held by the Named Executives.

(2)In general, under the 1985 Stock Option Plan and the 1990 Long-Term Incentive Plan, stock appreciation rights may be granted along with the grant of options to executive officers. Exercise of a stock appreciation right cancels the related stock option, and vice versa.

(3)These amounts represent Final Awards under the Long-Term Incentive Plans. The Final Awards are in restricted stock and are based on the attainment of performance goals and on individual performance. (See note 1 for more details on restricted stock.) The amounts shown represent Final Awards for performance periods ending in 1996 and 1995. No amount is shown for the performance period ending in 1997 because the awards will not be decided until the middle of 1998. Those amounts will appear in next year's proxy statement.

(4)These amounts are (1) matching contributions by Ford under the Savings and Stock Investment Plan ("SSIP") and (2) the values of certain credits provided to the Named Executives under the Benefit Equalization Plan ("BEP"). Under the BEP, Ford provides benefits substantially equal to benefits that could not be provided under the SSIP because of limitations under the Internal Revenue Code. For 1997, the amounts shown in column (i) as SSIP matching contributions and BEP credits, respectively, are as follows:

                                                              SSIP
                                                            Matching              BEP
                        Person                            Contributions         Credits
                        ------                            -------------         -------
Alex Trotman..........................................       $9,598       and   $110,398
W. Wayne Booker.......................................       $9,598       and   $ 31,077
Edward E. Hagenlocker.................................       $9,598       and   $ 38,598
Jacques A. Nasser.....................................       $9,598       and   $ 33,400
Kenneth Whipple.......................................       $9,598       and   $ 31,077

(5)All of Mr. Booker's 1995 compensation, and 83% of his 1996 compensation, was for his service as Executive Vice President. The rest of his 1996 compensation and all of his 1997 compensation was for his service as Vice Chairman.

(6)All of Mr. Hagenlocker's 1995 compensation, and 83% of his 1996 compensation was for his service as President of Ford Automotive Operations. The rest of his 1996 compensation and all of his 1997 compensation was for his service as Vice Chairman.

(7)100% of Mr. Nasser's 1995 compensation, and 80% of his 1996 compensation, was for his service as Group Vice President, Product Development. The rest of his 1996 compensation and all of his 1997 compensation was for his service as Executive Vice President and President of Ford Automotive Operations.

                                 STOCK OPTIONS

The 1990 Long-Term Incentive Plan allows grants of stock options and other rights relating to common stock. In general, whether exercising stock options is profitable depends on the relationship between the common stock's market price and the options' exercise price, as well as on the grantee's investment decisions. Options that are "in the money" on a given date can become "out of the money" if prices change on the stock market. For these reasons, we believe that placing a current value on outstanding options is highly speculative and may not represent the true benefit, if any, that may be realized by the grantee.

The following two tables give more information on stock options.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

-------------------------------------------------------------------------------------------------------------------
                                                                                                      Grant Date
                                        Individual-Grants                                              Value (2)
-------------------------------------------------------------------------------------------------------------------
                  (a)                                          (c)           (d)          (e)           (f)
                                               (b)          % of Total
                                            Number of      Options/SARs
                                            Securities      Granted to     Exercise
                                            Underlying      Employees      or Base                   Grant Date
                                           Options/SARs     in Fiscal       Price      Expiration     Present
                 Name                       Granted(#)         Year         ($/Sh)        Date        Value $
-------------------------------------------------------------------------------------------------------------------
 Alex Trotman                                300,000           3.5%        31.9375     3/14/2007     1,728,000
-------------------------------------------------------------------------------------------------------------------
 W. Wayne Booker                              75,000           0.9%        31.9375     3/14/2007       432,000
-------------------------------------------------------------------------------------------------------------------
 Edward E. Hagenlocker                       150,000           1.7%        31.9375     3/14/2007       864,000
-------------------------------------------------------------------------------------------------------------------
 Jacques A. Nasser                           150,000           1.7%        31.9375     3/14/2007       864,000
-------------------------------------------------------------------------------------------------------------------
 Kenneth Whipple                              75,000           0.9%        31.9375     3/14/2007       432,000
-------------------------------------------------------------------------------------------------------------------

NOTES

(1)The exercise price of the stock options is the average of the high and low selling prices on the New York Stock Exchange on the grant date. Stock appreciation rights were granted in tandem with these stock options.

33% of a stock option grant can be exercised one year after the grant date, 66% after two years, and 100% after three years. Any unexercised options expire after ten years.

If a grantee retires, becomes disabled, or dies, his or her options continue to be exercisable up to the normal expiration date. In most other instances of employment termination, all rights end upon termination.

Options are subject to certain conditions, including not engaging in competitive activity. Options generally cannot be transferred except through inheritance.

In general, each grantee agrees to remain a Ford employee for at least one year from the grant of the option.

(2)These values were determined using the Black-Scholes methodology and the assumptions described in Note 11 to Ford's Consolidated Financial Statements contained in Ford's 1997 Annual Report. The ultimate value of the options, if any, will depend on the future value of the common stock and the grantee's investment decisions, neither of which can be accurately predicted.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

------------------------------------------------------------------------------------------------------------------------------
                (a)                         (b)               (c)                   (d)                       (e)
                                                                            Number of Securities             Value
                                                                           Underlying Unexercised       of Unexercised
                                                                           Options/SARs at FY-End    In-the-Money Options/
                                                                                    (#)              SARs at FY-End($)(1)
                                           Shares                          -----------------------------------------------
                                          Acquired       Value Realized         Exercisable/             Exercisable/
               Name                    on Exercise(#)          $               Unexercisable             Unexercisable
------------------------------------------------------------------------------------------------------------------------------
 Alex Trotman                              0                  0                   644,500/                13,605,031/
                                                                                  787,500                 13,508,594
------------------------------------------------------------------------------------------------------------------------------
 W. Wayne Booker                           0                  0                   212,750/                 5,100,609/
                                                                                  196,250                  3,361,016
------------------------------------------------------------------------------------------------------------------------------
 Edward E. Hagenlocker                    110,500          1,702,750              162,500/                 2,846,875/
                                                                                  387,500                  6,629,688
------------------------------------------------------------------------------------------------------------------------------
 Jacques A. Nasser                         0                  0                   205,250/                 4,584,234/
                                                                                  288,750                  4,947,734
------------------------------------------------------------------------------------------------------------------------------
 Kenneth Whipple                           68,750          1,353,085              304,750/                 7,056,044/
                                                                                  196,250                  3,361,016
------------------------------------------------------------------------------------------------------------------------------

NOTES

(1)These year-end values represent the difference between the fair market value of common stock subject to options (based on the stock's closing price on the New York Stock Exchange on December 31, 1997) and the exercise prices of the options. "In-the-money" means that the fair market value of the stock is greater than the option's exercise price on the valuation date.

               CONTINGENT STOCK RIGHTS AND RESTRICTED STOCK UNITS

Under the Long-Term Incentive Plan, eligible employees may receive nontransferable Contingent Stock Rights. A Contingent Stock Right is the right to receive, after a specified performance period, a Final Award of up to a specified number of shares of common stock. The number of shares depends on whether the Contingent Stock Right's performance goals are achieved and on the employee's individual performance.

Under the Long-Term Incentive Plan, eligible employees also may receive nontransferable Restricted Stock Units. A Restricted Stock Unit is the right to receive, after the restriction period expires and subject to the achievement of certain goals, cash equal in value to one share of common stock. The final number of Restricted Stock Units that can be paid out in cash depends on whether the goals are achieved and on the employee's individual contribution.

The following table shows information on 1997 grants of Contingent Stock Rights and Restricted Stock Units to the Named Executives.

             LONG-TERM INCENTIVE PLAN-AWARDS IN LAST FISCAL YEAR(1)

--------------------------------------------------------------------------------------------------------------------------

                                                                                        Estimated Future Payouts
                                                                (c)                under Non-Stock Price-Based Plans
                                          (b)               Performance         ------------------------------------------
                                       Number of              or Other
                                     Shares, Units          Period Until           (d)            (e)            (f)
               (a)                      or Other             Maturation         Threshold      Target(2)       Maximum
              Name                     Rights(#)             or Payout             (#)            (#)            (#)
--------------------------------------------------------------------------------------------------------------------------
 Alex Trotman                      CSRs 150,000               1997-99               0           120,000        150,000
                                   RSUs 200,000            Ret. + 18 mos.           0             n/a          200,000
--------------------------------------------------------------------------------------------------------------------------
 W. Wayne Booker                   CSRs 30,000                1997-99               0            24,000         30,000
                                   RSUs 10,000             Ret. + 18 mos.                         n/a           10,000
--------------------------------------------------------------------------------------------------------------------------
 Edward E. Hagenlocker             CSRs 50,000                1997-99               0            40,000         50,000
                                   RSUs 10,000             Ret. + 18 mos.                         n/a           10,000
--------------------------------------------------------------------------------------------------------------------------
 Jacques A. Nasser                 CSRs 50,000                1997-99               0            40,000         50,000
                                   RSUs 40,000             Ret. + 18 mos.                         n/a           40,000
--------------------------------------------------------------------------------------------------------------------------
 Kenneth Whipple                   CSRs 30,000                1997-99               0            24,000         30,000
--------------------------------------------------------------------------------------------------------------------------

NOTES

(1)These entries represent the number of shares specified in Contingent Stock Rights or Restricted Stock Units granted in 1997.

(2)No payout targets were created for the Restricted Stock Units.

CONTINGENT STOCK RIGHTS

The Compensation Committee decides the number of shares to be included in a Final Award by determining how completely certain performance goals were achieved. Usually, Contingent Stock Rights are granted each year. The performance period is ordinarily five years for grants made before 1994 and three years for grants made in 1994 or afterward. For 1997, performance goals for the Contingent Stock Rights reported in column (b) of the table cover the 1997-99 period and include essentially the same performance measures for each of the Named Executives. The performance goals and the mechanics of receiving a Final Award are more fully discussed on pp. 15 and 16.

Dividend Equivalents paid in 1997 to the Named Executives in cash and in restricted stock are reported in columns (e) and (f) of the Summary Compensation Table on p. 18. Final Awards of common stock made to the Named Executives for the 1992-96 and 1994-96 performance periods are reported in column (h) of the Summary Compensation Table.

The amount ultimately realized for a Final Award will depend on the value of the common stock when the restrictions lapse and on the "earning out conditions." Under these conditions, if an employee quits, retires without Company approval, is released in Ford's best interest, is discharged, or engages in competitive activity after termination, all of the employee's undistributed Final Awards, as well as outstanding Contingent Stock Rights, will be forfeited and canceled unless a waiver is granted by the Committee. Further, all of the employee's rights under any award will be forfeited if the Committee determines that the employee acted in a manner inimical to Ford's best interests. After the restriction period ends, however, shares of common stock representing a Final Award are distributed to the employee free of restrictions and conditions.

RESTRICTED STOCK UNITS

The Committee creates the performance goals for the Restricted Stock Units and selects the persons who receive the Units. The 1997 grants, reported in column
(b) of the table on p. 22, depend on the achievement of seven major Company goals described on p. 16. Dividend Equivalents paid to the Named Executives are included in column (e) of the Summary Compensation Table. No Restricted Stock Units were paid out in 1997 to any of the Named Executives.

As with Contingent Stock Rights, the amount ultimately realized under a Restricted Stock Unit depends on the achievement of performance goals, the compliance with certain conditions, and the value of common stock when the restrictions end.

                            STOCK PERFORMANCE GRAPHS

SEC rules require proxy statements to contain a performance graph comparing, over a five-year period, the performance of our common stock against Standard & Poor's 500 Stock Index and against either a published industry or line-of-business index or a group of peer issuers. Ford chose the other two principal U.S. auto manufacturers -- Chrysler and General Motors -- as the peer issuers for the graph. We think this approach is more informative since relevant line of business indexes merely combine the three U.S. automakers. A similar performance graph covering a ten-year period also is provided. Both graphs assume an initial investment of $100 and quarterly reinvestment of dividends.

             COMPARISON OF FIVE-YEAR CUMULATIVE SHAREHOLDER RETURN FORD, GENERAL MOTORS, CHRYSLER AND S&P 500 STOCK INDEX

          MEASUREMENT PERIOD                              GENERAL
         (FISCAL YEAR COVERED)           FORD             MOTORS           CHRYSLER          S&P 500
1992                                      100               100               100               100
1993                                      155               173               169               110
1994                                      138               135               159               112
1995                                      149               174               186               153
1996                                      174               189               232               189
1997                                      274               225               260               252

              COMPARISON OF TEN-YEAR CUMULATIVE SHAREHOLDER RETURN
             FORD, GENERAL MOTORS, CHRYSLER AND S&P 500 STOCK INDEX

          MEASUREMENT PERIOD                               GENERAL
         (FISCAL YEAR COVERED)            FORD             MOTORS           CHRYSLER          S&P 500
1987                                       100               100               100               100
1988                                       140               145               121               117
1989                                       129               157                94               154
1990                                        85               137                69               149
1991                                        96               120                67               194
1992                                       152               140               187               209
1993                                       236               242               316               230
1994                                       210               189               297               233
1995                                       227               243               348               321
1996                                       266               264               435               394
1997                                       418               315               487               526

                                RETIREMENT PLANS

Ford's General Retirement Plan ("GRP") provides a benefit for each year of noncontributory participation, and added benefits for those who make additional contributions. Ford also has two other retirement plans. One is the Supplemental Executive Retirement Plan ("SERP"), under which certain executives, including the Named Executives, may receive (1) an additional annual payment after retirement based on years of credited service and final average base salary, and/or (2) annuities based on Company earnings, the executive's performance, and other factors. The other plan is the Benefit Equalization Plan ("BEP"), under which eligible employees, including the Named Executives, receive benefits substantially equal to those that would have been provided under the GRP but that could not be provided because of Internal Revenue Code limitations.

The following table shows the annual retirement benefits that would be payable at normal retirement (age 65 or later) on January 1, 1998. Benefits are shown for various rates of final average base salary and assume that employee contributions were made for the indicated periods. Employees who have completed at least three months of service, effective January 1, 1996, contribute at the rate of 1 1/2% of base salary (3 1/2% of base salary over $1,150 a month before 1989). The table shows total annual amounts payable under the GRP, SERP and BEP, including amounts relating to employee contributions.

                          ANNUAL CONTRIBUTORY PENSIONS
                                YEARS OF SERVICE

-----------------------------------------------------------------------------------------------------------
                         Final
                        Average
                      Base Salary    20 Years     25 Years     30 Years     35 Years     40 Years
-----------------------------------------------------------------------------------------------------------
                      $  200,000    $   83,850   $  105,110   $  126,380   $  147,640   $  167,090
-----------------------------------------------------------------------------------------------------------
                         400,000       194,530      243,840      293,160      342,470      387,690
-----------------------------------------------------------------------------------------------------------
                         600,000       305,210      382,570      459,940      537,300      608,290
-----------------------------------------------------------------------------------------------------------
                         800,000       423,890      531,300      638,720      746,130      844,890
-----------------------------------------------------------------------------------------------------------
                       1,000,000       530,570      665,030      799,500      933,960    1,057,490
-----------------------------------------------------------------------------------------------------------
                       1,200,000       637,250      798,760      960,280    1,121,790    1,270,090
-----------------------------------------------------------------------------------------------------------
                       1,400,000       743,930      932,490    1,121,060    1,309,620    1,482,690
-----------------------------------------------------------------------------------------------------------
                       1,600,000       850,610    1,066,220    1,281,840    1,497,450    1,695,290
-----------------------------------------------------------------------------------------------------------
                       1,800,000       957,290    1,199,950    1,442,620    1,685,280    1,907,890
-----------------------------------------------------------------------------------------------------------
                       2,000,000     1,063,970    1,333,680    1,603,400    1,873,110    2,120,490
-----------------------------------------------------------------------------------------------------------

GRP and BEP benefits are computed by averaging the employee's highest five consecutive annual base salaries in the ten years immediately before retirement. SERP benefits generally are computed by averaging the employee's final five year-end annual base salaries immediately before retirement. No annuities were awarded in 1993 or 1994. Mr. Trotman received annuities for 1995, 1996 and 1997. Assuming a retirement age of 65 and satisfaction of all conditions, the estimated percentage of total annual retirement benefits to be paid to Mr. Trotman from his annuities is 4%.

As of December 31, 1997, the credited years of service for each of the Named Executives were as follows: Alex Trotman, 42 years; W. Wayne Booker, 39 years; Edward E. Hagenlocker, 33 years;

Jacques A. Nasser, 4 years (does not include 26 years of credited service under the Ford Australia retirement plan); and Kenneth Whipple, 39 years.

The GRP and BEP benefits are computed as a joint-and-survivor annuity. The SERP benefit is computed as a straight-life annuity. Benefits payable under the plans are not reduced for Social Security or other offsets.

In addition to the GRP and BEP, Ford maintains a voluntary retirement program for select U.S. management employees called the Select Retirement Plan ("SRP"). The SRP adds three years of age and contributory service to the employee for retirement benefits purposes, with a 15% floor on the increase of the employee's monthly benefits under any applicable retirement plans. The SRP calculates average pay on the basis of final pay for three of the five years. SRP benefits also include continuation of health and life insurance on the same terms as other retiring employees, as well as predecision counseling and reemployment assistance. To participate in the SRP, an employee must be selected by management and generally must be at least age 55 and have ten or more years of credited service under the retirement plans.

                         PROPOSALS REQUIRING YOUR VOTE

In addition to voting for directors, the following nine proposals may be voted on at the meeting. Ford will present Proposals 2 through 5; we expect the remaining five to be presented by stockholders. In accordance with SEC rules, the text of each of the proposals is printed exactly as it was submitted.

A majority of the votes that could be cast by stockholders who are either present in person or represented by proxy at the meeting is required to approve each proposal. The votes will be computed for each share as described on p. 1.

When providing your proxy, whether by telephone, the Internet, or by mail, you will be able to designate whether your shares are voted to approve, disapprove, or abstain from each of the proposals. Instructions for voting for directors can be found on p. 3.

PROPOSAL 2

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors selects and hires independent public accountants to audit Ford's books of account and other corporate records. The Audit Committee's selection for 1998 must be approved by you.

The Audit Committee selected Coopers & Lybrand L.L.P. to audit Ford's books of account and other corporate records for 1998. This firm has audited Ford's books since 1946 and is well qualified. Representatives of Coopers & Lybrand L.L.P. will be present at the meeting with the opportunity to make a statement and answer questions.

For 1997, Ford paid Coopers & Lybrand L.L.P., $31.4 million for world-wide audit and nonaudit services.

Ford management will present the following resolution to the meeting:

"RESOLVED: That the selection, by the Audit Committee of the Board of Directors, of Coopers & Lybrand L.L.P. as independent public accountants to audit the books of account and other corporate records of the Company for 1998 is ratified."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

PROPOSAL 3

APPROVAL OF ANNUAL INCENTIVE AWARDS TO CERTAIN EXECUTIVES UNDER THE COMPANY'S ANNUAL INCENTIVE COMPENSATION PLAN AND TERMINATION OF SUPPLEMENTAL COMPENSATION PLAN

The Company has adopted a new incentive compensation plan, subject to your approval.

The terms under which the Named Executives may receive annual incentive awards under the Company's Annual Incentive Compensation Plan are described below. The text of the Plan is shown in Appendix I.

The Plan replaces the Company's Supplemental Compensation Plan for awards for 1998 and future years. If the new Plan is approved by you, the Company will terminate the Supplemental Compensation Plan, except for prior bonus deferrals. The Company also plans to return any remaining funds in the Reserve under that plan to the income of the Company. You are asked to approve this termination.

To permit the Company to deduct compensation over $1 million paid to certain executives under performance-based compensation plans, you must approve key terms of the new Plan. These terms include a limit on the amount of compensation that may be awarded to any Named Executive for any year under the Plan.

PLAN BEING REPLACED

Currently the Supplemental Compensation Plan provides that:

        - Bonus awards are based on annual worldwide profits.

        - In general, salaried employees of the Company and eligible subsidiaries who are included in the Supplemental Compensation Roll and above are eligible to receive awards.

        - The total amount of all bonus awards for a given year cannot exceed the amount set aside under the Reserve under the Plan. In general, the amount set aside cannot exceed 6% of pretax income for the year after subtracting 10% of "capital employed in the business." This formula cannot be changed without your approval.

        - Each year, the Compensation and Option Committee of the Board of Directors determines the total amount of all bonuses for that year. It also determines the bonus for each officer.

        - No target awards are set under the Plan. The Committee normally sets aside the maximum amount allowed under the Plan, and decides what bonuses are appropriate. It does not award bonuses for years when no amount is set aside under the Plan.

        - The highest award for any Named Executive is limited by a formula that you approved. This limit is 2% of the highest amount that can be set aside for the year.

NEW ANNUAL INCENTIVE COMPENSATION PLAN

CRITERIA FOR GRANTING AWARDS

The new Annual Incentive Compensation Plan provides for annual cash awards to participants based on achievement of specific performance goals relating to a specific year.

The goals for any award to a Named Executive may be based on one or more of the Performance Criteria defined in paragraph (o) of Section 2 of the Plan (See Appendix I). Unlike the current plan, awards under the proposed plan would not be limited to a specific formula or percentage of pretax income. For example, awards could be based on performance against quality and customer satisfaction, various financial measures, productivity, or any other factor set forth in the Plan.

ELIGIBILITY

The Compensation and Option Committee of the Board of Directors selects officers to participate in the Plan. The Annual Incentive Compensation Committee appointed by the Compensation and Option Committee selects other salaried employees to participate. We expect about 5,200 employees annually will participate in the Plan, including about 45 officers.

EXPENSES

The Company and any participating subsidiaries will pay the expenses of the Plan.

AWARDS TO NAMED EXECUTIVES

For awards to Named Executives, the Compensation and Option Committee will select the performance criteria and establish the related goals to be used to measure performance. It also will establish the formula for determining the percentage of the target award that is earned by each individual and identify any minimum performance levels below which no award will be paid.

Awards may be less than or greater than 100% of the target award.

There will be a limit on the amount of compensation that may be awarded to any of the Named Executives for any year under the Plan. The annual limit for any year is $10,000,000. The Compensation and Option Committee, in its discretion, may make individual awards to Named Executives that are less than the annual limit.

CONDITIONS

The Plan has certain conditions which must be met prior to the distribution of any award in order for a participant to receive an award following termination of employment. These conditions include continuing employment with the Company or a subsidiary or, if termination was for a reason other than death, being available to consult and supply information to the Company. In addition, the participant must refrain from competitive activity, unless the Company approves the activity. A participant also may forfeit an award, including deferred amounts, for conduct contrary to the best interests of the Company.

AMENDMENT OR TERMINATION OF PLAN

The Compensation and Option Committee may terminate or amend the Plan at any time as long as it does not adversely affect awards previously made under the Plan.

STOCKHOLDER APPROVAL CONDITION

The Compensation and Option Committee granted target awards under the Plan to officers, including Named Executives, and the Annual Incentive Compensation Committee granted target awards to other employees, for the 1998 performance period. These awards are subject to your approval of this proposal. The amount of the awards which ultimately may be payable for 1998 cannot be determined at this time. However, no award for 1998 to any Named Executive will exceed the annual limit.

If you approve this proposal, the Supplemental Compensation Plan will terminate on May 14, 1998, except for prior bonus deferrals. Any remaining funds in the Reserve under that plan will be returned to the income of the Company. In addition, the terms of the new Plan, including the annual limit, will become effective for awards to Named Executives for 1998 and future years.

If you do not approve this Proposal 3, the present Supplemental Compensation Plan will continue and the Committee will make bonus awards for 1998 and future years under that plan. (See p. 14 for a discussion of awards under that plan.)

RESOLUTION

Ford management will present the following resolution to the meeting:

"RESOLVED, that the termination of the Company's Supplemental Compensation Plan, except for prior bonus deferrals, and the terms under which annual incentive compensation may be awarded to the Named Executives under the Company's Annual Incentive Compensation Plan, as described in Proposal 3 of the Proxy Statement and shown in Appendix I thereto, is approved."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3.

PROPOSAL 4

APPROVAL OF STOCK OPTIONS AND STOCK AWARDS TO CERTAIN EXECUTIVES UNDER THE COMPANY'S 1998 LONG-TERM INCENTIVE PLAN

The Company has adopted a new long-term incentive plan, subject to your approval.

The terms under which the Named Executives may receive stock options and stock awards under the new 1998 Plan are described below. The text of the 1998 Plan is shown in Appendix II.

To permit the Company to deduct, for federal income tax purposes, compensation over $1 million paid to certain executives under performance-based compensation plans, you must approve key terms of the 1998 Plan. These terms include the amount of stock options and stock awards that may be granted to any of the Named Executives for any year under the 1998 Plan.

PLAN BEING REPLACED

The 1998 Plan replaces the Company's 1990 Long-Term Incentive Plan for awards for 1998 and future years. The old plan was terminated, subject to your approval of the new 1998 Plan. For a discussion of stock option and stock award programs and limits on awards to the Named Executives under the old plan, see pp. 14-16.

NEW 1998 LONG-TERM INCENTIVE PLAN

Under the 1998 Plan, stock options and stock rights may be granted any time from 1998 through May 1, 2008. It is expected that grants of options and stock rights would be made on an annual basis.

LIMIT ON PLAN AWARDS

The 1998 Plan provides that the maximum number of shares of common stock that may be available for the granting of options to purchase common stock and other rights with respect to such stock (Plan Awards) each year is equal to 2% of the total number of issued shares of common stock as of December 31 of the prior year. This limit, as adjusted under the 1998 Plan, is called the 2% Limit. The 2% Limit may be increased to up to 3% in any year, with a corresponding reduction in the number of shares available in later years under the 1998 Plan. The 2% Limit, as increased or adjusted under the 1998 Plan, is called the Overall Limit. As of December 31, 1997, the total number of issued shares of common stock was 1,132,479,605 shares and 2% of such number was 22,649,592 shares.

Any unused portion of the 2% Limit for any year may be carried forward and used in later years. Shares involved in the unexercised or undistributed portion of any terminated, expired or forfeited Plan Award also are available for further Plan Awards.

In the event of a merger, consolidation, reorganization, stock split, stock dividend or any other event affecting the Company's common stock, the total number of shares available for Plan Awards and the number of shares covered by outstanding Plan Awards will be appropriately adjusted as determined by the Compensation and Option Committee.

On April 1, 1998, the fair market value of common stock (based on the average of the highest price and the lowest price at which common stock was sold on the New York Stock Exchange) was $64.375 a share.

CONDITIONS

Outstanding awards under the 1998 Plan will be forfeited if a participant terminates his or her employment and fails to consult with the Company upon request or engages in competitive activity unless the Company approved the activity, or if it is determined that the participant engaged in conduct contrary to the best interests of the Company.

EXPENSES

All expenses of the 1998 Plan will be paid for by the Company and its participating subsidiaries.

AMENDMENT OR TERMINATION OF PLAN

The 1998 Plan provides that:

        - the Board of Directors, upon recommendation of the Compensation and Option Committee, at any time may terminate, amend or modify the 1998 Plan in any respect; and

        - the Committee may amend or modify the provisions of the 1998 Plan, except that neither the Board nor the Committee may take certain actions specified in the 1998 Plan without stockholder approval.

STOCK OPTIONS

ELIGIBILITY

The Board of Directors may grant stock options with or without related stock appreciation rights to officers and other key salaried employees. In addition, the Committee may grant options and related stock appreciation rights if authorized to do so by the Board. The Committee also may delegate to a committee of Company officers the determination of the amount of individual grants for employees who are not officers of the Company, within limitations described by the Committee.

Under the prior plan, the number of participants in the stock option program ranged from 1,500 to 2,000. The 1998 Plan is intended to cover a broader group of employees on a global basis. This ties a larger number of executives' compensation with your interests as stockholders. It is anticipated that about 5,200 employees annually will be eligible to participate in the stock option program under the 1998 Plan, including about 45 officers.

TERMS OF OPTIONS AND STOCK APPRECIATION RIGHTS

Options granted under the 1998 Plan will be designated at the time of grant as either "incentive stock options" (ISOs) qualified under the Code or options which do not so qualify (NQOs). Under the

Code, if the aggregate fair market value (determined at time of grant) of stock with respect to which ISOs first become exercisable by a participant during any calendar year exceeds $100,000, such options will be treated as NQOs. Therefore, some participants may be granted both ISOs and NQOs.

In general, the option price of common stock covered by an option granted under the 1998 Plan is the fair market value on the date of grant of such option. Payment for shares purchased upon exercise of an option will be made in full at the time of exercise, either in cash or in shares of the Company's common stock (if owned at least six months) valued at their fair market value on the date of exercise.

Options and related stock appreciation rights granted under the 1998 Plan terminate not later than ten years from the date of grant.

A stock appreciation right entitles the participant to receive from the Company that number of shares of common stock determined by dividing (i) the total number of shares covered by the related option (or portion of it) multiplied by the amount by which the fair market value of a share of common stock on the exercise date exceeds the option price by (ii) the fair market value of a share of common stock on the exercise date.

The granting of stock appreciation rights will require a charge or credit to income each year with respect to the rights which have been granted, based on the amount, if any, by which the fair market value of common stock has increased or decreased that year compared with the option price.

In consideration of having been granted an option or an option with a related stock appreciation right, each participant must agree to remain in the employ of the Company for the period of time provided in the option agreement.

MAXIMUM OPTION GRANT TO NAMED EXECUTIVES

There is a limit on the number of shares of common stock subject to stock options that may be granted with or without stock appreciation rights to any of the Named Executives for any year under the 1998 Plan. The limit, as adjusted under the 1998 Plan, is called the Option Limit. The Option Limit is equal to 2.5% of the Overall Limit. In addition, any unused portion of the 2% Limit carried over from any prior year cannot be granted to any of the Named Executives in any later year. The Committee, in its discretion, may make individual stock option awards to Named Executives that are lower than the Option Limit.

The Option Limit exceeds the amount the Company granted to any person in any prior year under the prior plan (e.g., in 1997, approximately 53.6% of the Option Limit was granted to the CEO). In addition, the Option Limit exceeds the amount the Company granted to any Named Executive in March 1998. (The CEO was granted 35.3% of the Option Limit.)

The Committee believes that the Option Limit proposed for the Named Executives will provide flexibility for it to make stock option grants within that limit if the Committee deems it appropriate in order to provide competitive compensation or to recognize unique individual contributions. If this proposal is approved, it is expected that the Committee generally will make individual stock option grants under the 1998 Plan that are lower than the Option Limit.

EFFECT OF TERMINATION OF EMPLOYMENT

If, prior to the date that any option or stock appreciation right first becomes exercisable, a participant's employment terminates for any reason, all rights thereunder will cease, except as explained below.

In the case of a participant whose employment terminates by reason of retirement, disability or death, or under mutually satisfactory conditions, if the participant has remained an employee for at least six months following the date of the related option agreement, the participant's rights under the agreement will continue until the date ten years from the date of grant or such shorter period as the Committee may specify (except that such period will be three months in the case of termination under mutually satisfactory conditions).

In the case of a participant whose employment with the Company terminates by reason of a sale or other disposition (including a transfer to a joint venture in which the Company owns a substantial interest) of the division, operation or subsidiary in which the participant was employed or to which the participant was assigned, the participant's rights under the agreement will (subject to certain conditions) continue for five years, or such shorter or longer period as the Committee may specify, provided that (i) the participant had remained an employee of the Company for at least three months following the date of grant, and (ii) the participant continues to be or becomes employed by the division, operation or subsidiary and remains in such employ until the date of exercise.

If, after an option or stock appreciation right first becomes exercisable, a participant's employment terminates for any reason except retirement, disability, death, release because of a sale or other disposition of the division, operation or subsidiary in which the participant was employed, release under mutually satisfactory conditions, discharge, release in the best interest of the Company or voluntary quit, any rights not then exercised will remain available for three months.

If a participant's employment terminates by reason of discharge, release in the best interest of the Company or voluntary quit, all the participant's rights will end on the date of termination of employment.

If a participant dies following termination of employment, the participant's rights generally will continue as if the participant had not died, except that such rights continue for not less than one year (unless the option by its terms expires earlier.)

OPTION GRANT DATA

The number of shares subject to stock options with related stock appreciation rights granted to each of the Named Executives in March 1998 is as follows:

                         Person                            Shares Subject to Options
                         ------                            -------------------------
Alex Trotman............................................            300,000
W. Wayne Booker.........................................             75,000
Edward E. Hagenlocker...................................            125,000
Jacques A. Nasser.......................................            150,000
Kenneth Whipple.........................................             75,000

The number of shares subject to options, with or without related stock appreciation rights, granted in March 1998 to all current executive officers as a group is 1,973,500. Of these 940,000 have related stock appreciation rights.

The number of shares subject to options, with or without related stock appreciation rights, granted in March 1998 to all employees, including executive officers, is 11,753,600.

All options granted in March 1998 were NQOs to purchase common stock of the Company. These options have a price of $59.0625 per share, the average of the high and low selling prices on the New York Stock Exchange on the date of the grant. 33% of the stock option grant can be exercised one year after the grant date, 66% after two years and 100% after three years.

FEDERAL TAX CONSEQUENCES FOR OPTIONS AND STOCK APPRECIATION RIGHTS

The grant of an option or stock appreciation right will not have any tax consequences for the participant or the Company under present federal tax laws. In general, upon the exercise of an NQO, the participant will realize ordinary taxable income measured by the difference between the option price and the fair market value of the stock received at the time of exercise, and the Company will be entitled to a tax deduction in the same amount.

The participant does not incur any taxable income at the time of exercise of an ISO. If the participant holds the shares acquired upon exercise of the ISO for more than one year after exercise, the difference between the option price and the amount realized upon disposition of the shares is treated as long-term capital gain or loss by the participant and the Company is not allowed a tax deduction. The excess of the fair market value of the shares received at the time of exercise of an ISO over the option price will be an "item of tax preference" which may result in the "alternative minimum tax" being imposed on the participant under the Code.

Upon the exercise of a stock appreciation right, generally the participant will realize ordinary taxable income measured by the fair market value of the stock or the amount of cash received at the time of exercise. The Company will be entitled to a tax deduction in the same amount.

PERFORMANCE STOCK RIGHTS AND RELATED STOCK AWARDS

ELIGIBILITY

The Compensation and Option Committee may grant Performance Stock Rights (Stock Rights) to officers and other key salaried employees of the Company. The Committee also may delegate to a committee of Company officers the determination of the amount of individual grants for employees who are not officers of the Company, within limitations described by the Committee. Under the prior plan, the number of participants in the stock award program ranged from 60 to 70. It is anticipated that about 375 employees annually will be eligible to receive Stock Rights under the 1998 Plan, including about 45 officers. This reflects the Company's commitment to tie more executive compensation with your interests as stockholders.

TERMS OF STOCK RIGHTS

A Stock Right is the right to receive up to the number of shares of Ford common stock described therein, if specific business objectives are met.

The Compensation and Option Committee determines the performance period for a Stock Right. In general, we expect grants of Stock Rights to be made annually and have a three-year performance period.

TARGET AWARD AND PERFORMANCE THRESHOLD

Within 90 days of the beginning of a performance period, the Committee decides the targeted performance level at which a target award may be earned. The Committee decides the target award based on the employee's level of responsibility and other factors. The target award, designated as a number of shares, is based on achieving 100% of the performance goals established by the Committee for the performance period. The Committee also decides any minimum performance level below which no stock award would be paid, and a maximum above which no more would be paid.

PERFORMANCE CRITERIA

The performance goals for a Stock Right granted to a Named Executive may be based on one or more of the Performance Criteria defined in paragraph (b) of
Article 4 of the 1998 Plan. (See Appendix II.)

FORMULA

The Committee also decides the formula to apply against the performance goals in deciding the percentage of the target award that is earned. This amount may not exceed 150% of the target award, as adjusted under the 1998 Plan.

DIVIDEND EQUIVALENTS

If the Committee determines, during the Performance Period relating to a Stock Right, the participant will receive dividend equivalents. (These are equal to cash dividends that the participant would have received if he or she had owned the number of shares equal to 100% of the related target award, as adjusted under the 1998 Plan.)

MAXIMUM AMOUNT OF STOCK AWARDS TO NAMED EXECUTIVES

The maximum number of shares of common stock that may be available as stock awards to any of the Named Executives pursuant to Stock Rights in any year under the 1998 Plan is 500,000. This limit, as adjusted under the 1998 Plan, is called the Stock Right Limit.

The Stock Right Limit exceeds the actual number of shares the Company awarded to any individual in 1997 when it made similar stock awards under the prior plan for the 1992 to 1996 and 1994 to 1996 performance periods. In 1998, the CEO was granted a Stock Right that covers up to 45% of the Stock Right Limit. The number of shares which ultimately may be paid out to any Named Executive pursuant to the Stock Rights granted in 1998 cannot be determined at this time. However, it is subject to both the Stock Right Limit and the Overall Limit and cannot exceed 150% of the related target award.

The Committee believes that the Stock Rights proposed for the Named Executives will provide flexibility for it to make stock awards within that limit if the Committee deems it appropriate in order to provide competitive compensation or to recognize unique individual contributions. If this proposal is approved, it is expected that the Committee generally will make individual stock awards under the 1998 Plan that are lower than the Stock Right Limit.

DISTRIBUTION OF STOCK AWARD

If the Committee determines, the shares of common stock awarded after the end of the related performance period will be restricted from sale or other disposition for a period determined by the Committee.

Certificates for the shares of common stock representing any Final Award will be distributed to the participant free of all restrictions on the earlier of (1) the expiration of any related restriction period, (2) the acceleration of distribution of the Final Award by the Committee or (3) the termination of employment, provided the participant's employment terminates for any reason other than discharge, release in the best interest of the Company, voluntary quit or retirement without the approval of the Company. If the participant's employment terminates for any of these reasons, all the participant's undistributed Final Awards and outstanding Rights will be forfeited unless a waiver is granted as explained below.

EFFECT OF TERMINATION OF EMPLOYMENT

Generally, if a participant terminates his or her employment for any reason other than a reason specified above prior to the end of the Performance Period relating to any Stock Right (having remained an employee for at least six months after the commencement of the Performance Period and six months after the date of grant of the Right), the Stock Right will continue in effect without diminution. Upon completion of the Performance Period, the former employee will be eligible to be considered for a Final Award (which may cover the same number of shares as the Target Award or a lesser number).

If a participant dies prior to the expiration of the Performance Period relating to any Stock Right (having remained an employee for at least the minimum periods specified above and having complied with the consulting and competitive activity conditions described above, if applicable) the Stock Right will continue in effect. The Stock Right, any shares then issued in the name of the participant but not yet distributed and any shares issuable thereafter with respect to the Right as a Final Award will be transferred or issued to the participant's designated beneficiaries or, if none were designated, to the participant's executor or administrator.

ACCOUNTING TREATMENT

The Company recognizes a contingent liability equal to the market value of the common stock on the date of grant of any Stock Right. The amount of this liability will be amortized and charged to income over the related Performance Period. The total liability will be increased or decreased quarterly to reflect changes in such market value and will be subject to adjustment in certain other events. Dividend equivalents will be charged to income. The maximum number of shares that can be earned under Stock Rights will be treated as outstanding for purposes of calculating fully diluted earnings per share.

STOCKHOLDER APPROVAL CONDITION

In March 1998, the Committee granted stock options and Stock Rights under the 1998 Plan to 44 officers, including Named Executives. These awards are subject to approval of the 1998 Plan by you. If you approve this proposal, the terms of the 1998 Plan, including the Option Limit and the Stock Right Limit, will become effective for awards to Named Executives for 1998 and future years under the 1998 Plan.

If you do not approve this proposal, the Committee intends to grant stock options and contingent stock rights to the Named Executives and other key employees under the Company's 1990 Long-Term Incentive Plan. (See pp. 14-16 for a discussion of these programs.)

RESOLUTION

Ford management will present the following resolution to the meeting:

"RESOLVED, that the terms under which stock options with or without stock appreciation rights have been granted or may be granted, and the terms under which stock may be awarded pursuant to Performance Stock Rights granted or that may be granted, to the Named Executives under the Company's 1998 Long-Term Incentive Plan described in Proposal 4 of the Proxy Statement and shown in Appendix II thereto are approved."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 4.

PROPOSAL 5

AMENDMENT OF THE SAVINGS AND STOCK INVESTMENT PLAN TO PERMIT INCREASES IN THE COMPANY MATCHING CONTRIBUTION RATE

We seek your approval to amend the Savings and Stock Investment Plan for Salaried Employees (the "Plan") to permit increases in the Company matching contribution rate. The amendment will permit the Board of Directors to approve increases in the maximum rate for Company matching contributions under the Plan.

Since 1956 when the Plan was written, government regulations have simplified the amendment and approval authority for such plans. A Plan amendment is being proposed to provide the Board of Directors greater flexibility in modifying the Plan as competitive and Company financial circumstances warrant.

EXISTING PLAN

The Company adopted the Plan in 1956 for Ford salaried employees in the U.S. Currently, the Board of Directors may modify the Plan with certain exceptions. One of the exceptions is that an increase in the rate of Company matching contributions above the maximum rate under the Plan requires your approval. The current ceiling was approved by you in 1978 and is 60 percent on the first 10 percent of employee contributions.

SHAREHOLDER APPROVAL CONDITION

If this proposal is approved by you, the proposed amendment to the Plan will become effective and the Board of Directors will have the authority to amend the Plan to increase the rate of Company matching contributions in the future without your approval.

RESOLUTION

Ford management will present the following resolution to the meeting:

"RESOLVED, That the amendment to the Savings and Stock Investment Plan for Salaried Employees to give the Board of Directors authority to establish and vary the maximum rate for Company matching contributions under that Plan, as described in Proposal 5 of the Proxy Statement and shown in Appendix III thereto, is approved."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 5.

PROPOSAL 6

AFFIRMATION OF THE COMPANY'S POLITICAL NON-PARTISANSHIP

Mrs. Evelyn Y. Davis, Suite 215, Watergate Office Building, 2600 Virginia Ave., NW, Washington, D.C. 20037, and Highlights and Lowlights, who state that they together own 200 shares of common stock, have informed the Company that they plan to present the following proposal at the meeting:

"RESOLVED: That the stockholders of Ford assembled in Annual Meeting in person and by proxy, hereby recommend that the Corporation affirm its political non-partisanship. To this end the following practices are to be avoided:

     (a) The handing of contribution cards of a single political party to an employee by a supervisor.

     (b) Requesting an employee to send a political contribution to an individual in the Corporation for a subsequent delivery as part of a group of contributions to a political party or fund raising committee.

     (c) Requesting an employee to issue personal checks blank as to payee for subsequent forwarding to a political party, committee or candidate.

     (d) Using supervisory meetings to announce that contribution cards of one party are available and that anyone desiring cards of a different party will be supplied one on request to his supervisor.

     (e) Placing a preponderance of contribution cards of one party at mail station locations.

REASONS: The Corporation must deal with a great number of governmental units, commissions and agencies. It should maintain scrupulous political neutrality to avoid embarrassing entanglements detrimental to its business. Above all, it must avoid the appearance of coercion in encouraging its employees to make political contributions against their personal inclinations. The Troy (Ohio) News has condemned partisan solicitation for political purposes by managers in a local company (not Ford). And if the Company did not engage in any of the above practices, to disclose this to ALL shareholders in each quarterly report.

If you AGREE, please mark your proxy FOR this resolution."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 6.

This proposal seeks to outline certain practices that the Company should not engage in with respect to the political process and would require the Company to publish and distribute a quarterly report disclosing that such practices have not been engaged in by the Company. Because Ford Motor Company does not, and has never, engaged in any of the practices set forth in this proposal, we believe that this proposal would not result in any appreciable benefit to the stockholders or the Company and would be costly to implement and is, therefore, not in your best interest or those of Ford.

Existing Ford policy dictates that the Company not make contributions to political candidates or political organizations, even when permitted by law. This policy further provides that Ford does not take positions or use its resources for partisan political purposes. However, senior management may approve certain contributions to support or oppose ballot questions if the issues raised directly affect Ford.

With respect to contributions by employees, Ford has established the Ford Civic Action Fund as a political action committee in accordance with the Federal Election Campaign Act of 1971, as amended (the "Fund"). The Fund is not affiliated with any political party nor with any specific candidate for election. The Fund provides a means by which individuals may make contributions which the Fund distributes to candidates for public office. All of the contributions made by the Fund are derived from voluntary employee contributions. No coercion is exerted on any employee to induce or compel a contribution. Contributions to the Fund may not be solicited or secured through the use of job discrimination or financial reprisal, or the threat thereof, or as a condition of employment.

Given that the Company does not engage in the practices described in the proposal and its existing policies with respect to political non-partisanship, we believe that the proposal would not result in any meaningful benefit to the stockholders or the Company. As a result, we believe that the expenditures required to implement the proposal are unnecessary and would serve no useful purpose for stockholders or Ford.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 6.

PROPOSAL 7

ADOPTION OF POLICY FOR ALL DEALINGS WITH CHINA AND THE FORMER SOVIET UNION

Carl Olson, P. O. Box 6102, of Woodland Hills, California 91365, who states that he owns 50 shares of common stock, has informed the Company that he plans to present the following proposal at the meeting:

"The Stockholders hereby recommend that the Board of Directors adopt the following policies for all dealings with China and the former Soviet Union:

1. Goods and services produced in whole or part by slave or forced labor shall not be acceptable for delivery to the corporation, its subsidiaries, affiliates, or joint ventures. A suitable certificate of origin shall be required.

2. Goods provided by the corporation, its subsidiaries, affiliates, or joint ventures shall not be sold to or otherwise provided to any facility utilizing slave or forced labor. A suitable certificate of use shall be required.

3. The right of on-site inspection to determine the existence of slave or forced labor shall be vigorously pursued.

4. The corporation shall cooperate promptly, energetically, and fully with the United States government and any international organization in their laws or policies to discourage the use of slave or forced labor.

For purposes of this resolution, the term "former Soviet Union" shall mean the countries of, and any combination thereof, Russia, Ukraine, Kazakhstan, Georgia, Armenia, Azerbaijan, Uzbekistan, Belarus (Byelorussia), Kyrgyzstan (Kirghizia), Moldova (Moldavia), Tajikistan (Tadzhikistan), and Turkmenistan (Turkmenia).

Supporting Statement:

The outrageous arrest and jailing of American Harry Wu by the Chinese Communist regime put the spotlight again on the immense Chinese "laogai" forced labor system. Mr. Wu has exposed this hideous system for years.

Slave and forced labor are widespread in China and, to a lesser extent, in the former Soviet Union. China's 1,100 laogai camps and factories include about 8,000,000 slave and forced laborers, and the gulags of the former Soviet Union have not been eliminated.

These slave and forced labor facilities produce a wide range of products, including sophisticated machinery and electronics, and much of it is intended for export. This vast problem has prompted the state of California to pass a law refusing to buy slave-made goods from overseas.

Ford has multi-million dollar deals with China and the former Soviet Union. Ford's history in the former Soviet Union includes major input in the Kama River truck factory, which was built with forced labor. Currently, Ford has an Escort factory in Belarus and plans production in Russia. In China, Ford has a $95 million deal to build vans, plus five parts ventures. Ford lobbied for Chinese most-favored-nation status despite the $40 billion U.S.-China trade deficit.

Current U.S. law does not cover the billions of dollars of Ford activities overseas for use or sale overseas. It also does not prohibit the sale of goods to slave labor facilities overseas.

I think Ford can do without slave labor. If you can imagine any convincing argument against this policy, I can't. But, believe me, Ford's board will think of something. Please read the board's argument thoroughly to see if it has any substance, and then vote with your best judgment."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 7.

Ford Motor Company opposes the use of slave or forced labor. As a matter of policy, the Company does not employ prison or forced labor at any of its facilities, including its joint ventures. Moreover, we believe our policies as they relate to employment matters in the countries where we do business, including China and the former Soviet Union, fully protect and properly provide for employees.

The proposal, however, extends well beyond the operations of the Company, is unnecessary, unduly burdensome and beyond the Company's powers to implement.

In respect of vendors to Company operations and joint ventures in China and the former Soviet Union, the Company as a matter of policy will not purchase goods or services from vendors utilizing slave or forced labor. We have no reason to believe that any goods or services being purchased by Company operations or joint ventures involve in any way the use of slave or forced labor and, if we were to discover that slave or forced labor was being used (for instance, as part of our periodic visits to our vendors), we would resource to another vendor. Given this, the proposal's requirement that Company operations and joint ventures obtain certificates that slave or forced labor is not being used, and to conduct on-site inspections to determine the existence of slave or forced labor, is not necessary, would be unduly burdensome and would not result in any appreciable benefit to the Company or its stockholders not already provided by existing Company policies and practices.

The proposal also would apply to those who purchase our products. In that context, the proposal is beyond the Company's powers to implement. Once products are sold to our dealers, it would be administratively impossible and prohibitively expensive to monitor sales to our dealers' customers. Moreover, even were we to impose such a regime, any restrictions could be easily circumvented through the use of brokers or through resale of the products following their sale by our dealers.

Taking a broader perspective, we believe the use of slave or forced labor is a significant policy issue to be addressed by the governments of the United States, China, the republics of the former Soviet Union and any other affected governments. As stated above, Ford does not use or support slave or forced labor; we would support any governmental initiatives to discourage the use of slave or forced labor.

For the reasons stated above, we oppose the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 7.

PROPOSAL 8

REPORT ON GLOBAL WARMING

The Sisters of St. Dominic of Caldwell, N. J., of 52 Old Swartswood Station Road, Newton, N. J. 07860-9337, who state that they own 100 shares of common stock, have informed the Company that they plan to present the following proposal at the meeting:

"WHEREAS:

The overwhelming majority of independent, peer reviewed atmospheric scientists agree that global warming, or climate change, is not hypothetical but a real, existing problem posing serious challenges for modern civilization.

The Intergovernmental Panel on Climate Change (IPCC), composed of scientists nominated and reviewed by governments, warn that global warming caused by fossil fuels and emitting greenhouse gases is already under way. The IPCC anticipates that climate change will result in:

        - global warming over the next century exceeding that over the whole last 100 centuries;

        - (with the World Health Organization) increased spread of infectious diseases, like malaria spreading northward in to the United States, and more frequent and deadly heat waves;

        - sea-level rises, putting 92 million people at risk in low-lying coastal areas, and stronger storm surges, exacerbating the damage from hurricanes and tropical storms;

        - and a more vigorous hydrological cycle, likely causing stronger precipitation, increased flooding in some areas, greater drought in others, and greater intensity and force of storms.

WE BELIEVE:

Climate change is currently costing the U.S. taxpayers billions of dollars to subsidize fossil fuels through federal appropriations and the tax code; advertising which flies in the face of overwhelming scientific evidence harms the company's reputation.

We risk losing competitive advantage to British Petroleum, which has broken ranks with other large companies based on fossil fuels, in saying that, "The time to consider the policy dimensions of climate change is... when the possibility cannot be discounted... We in BP have reached that point." John Brown, Group Chief Executive, British Petroleum (Berlin, 9/30/97). Thus even a major oil company is calling for action.

RESOLVED: that the shareholders of the company request that the Board of Directors make a report (at reasonable costs and omitting proprietary information), available to shareholders by August 1998, on the greenhouse gas emissions from our company's products, including (with dollar amounts where appropriate) (i) what our company is doing in research and/or action to reduce those emissions and ameliorate the problem, (ii) the financial exposure of our company and its shareholders due to the likely costs of reducing those emissions and potential liability for damages associated with climate change, and (iii) activities by the company, or by the industry associations to which it pays dues, which suggest that the issue of climate change is exaggerated or not real.

Supporting Statement:

We believe that our company is not only exposing its shareholders to financial risk by continuing to produce products emitting enormous amounts of greenhouse gases as the problem of climate change becomes more severe, more widely understood, and more likely to lead to legislation that penalize greenhouse gas emitters. Furthermore we believe that our company is placing an additional financial burden on shareholders by incurring costs for advertising and lobbying to suggest that the problem is exaggerated, too costly to deal with or not real."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 8.

We are firmly committed to the principle that we must operate in an environmentally responsible, efficient and safe manner. Ford recognizes that concern for the quality of the environment warrants extraordinary efforts on the part of those in a position to protect and improve it. Accordingly, we have adopted and implemented environmental policies which, in many respects, go beyond legal mandates. Moreover, we pursue a policy under which our products, plants and production processes continually are updated, rebuilt, redesigned or replaced to be more energy efficient, produce less waste and lessen the environmental impact from air and water discharges. Most recently, the Board of Directors created a committee of the Board -- the Environmental and Public Policy Committee -- devoted to consideration of environmental issues facing the Company.

Our environmental concern and stewardship extends to global climate change. We are keenly aware of the possible consequences of global warming and take our responsibilities to our customers and the planet very seriously. We have made tremendous progress already in this area and we see extraordinary promise in our future product plans for making still more environmentally friendly vehicles, including new technologies that will significantly reduce fuel consumption and, therefore, CO2 emissions.

Ford today is engaged in numerous environmental initiatives, many of which are beneficial in reducing CO2 emissions and energy use:

        - Ford is the worldwide leader in producing vehicles that operate on lower-carbon fuels, such as natural gas and propane;

        - Ford is participating in the Partnership for a New Generation Vehicle
          (PNGV) joint program between government and industry and is developing high-mileage, low emission hybrid and fuel cell vehicles through its P2000 research program;

        - Fully half of the research done in our three worldwide scientific research laboratories is environmental research; and

        - Our plant facilities are continuously improving their energy efficiency and reducing waste.

At the same time, we continue to believe that any actions taken in respect of global warming must include all nations and that wide-ranging development of advanced energy-saving technologies is the right approach. We think that the evidence on climate change, while still scientifically inconclusive, is sufficient to be taken seriously and that there are actions we can pursue now, such as those highlighted above.

Ford's position on climate change and environmental stewardship is well known and has been publicly stated numerous times. The report called for by the stockholder proposal would not provide significantly different information than that already readily available to the public.

For these reasons, we believe the proposal is unnecessary, would be burdensome to implement, and would not result in any appreciable benefit for our stockholders or the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 8.

PROPOSAL 9

PROPOSED REVIEW OF EXECUTIVE COMPENSATION

A number of stockholders have informed the Company that they plan to present the following proposal at the meeting. The names, addresses and information on the number of shares owned by them will be provided upon request.

"WHEREAS: We believe financial, social and environmental criteria should all be taken into account in setting compensation packages for corporate officers. Public scrutiny of executive compensation is intensifying, with serious concerns being expressed about the widening chasm between salaries of top corporate officers, U.S. employees and workers in developing countries. Concerns include:

        - In 1995, Pearl Meyer and Partners reported that CEO compensation packages at large corporations increased 23%, to an average of $4.37 million. U.S. private sector worker pay and benefits inched up 2.8%, the lowest increase since Department of Labor created the employment cost index in 1980.

        - In 1978, CEO's earned about 60 times the pay of the average (U.S.) worker. In 1989, their pay reached 122 times the average worker's earnings. By 1995, the ratio had increased to 173 (Update of Working America 1996-97, Economic Policy Institute)

        - Our company's Chairman, President and Chief Executive Officer received a total compensation package of $6,038,976 in 1996, or $116,134 per week. Mexican maquiladora workers have seen their purchasing power drop dramatically. In January 1996, a Ford maquiladora worker in Nuevo Laredo received a weekly salary of 280.46 pesos, $37.20, plus
          97.50 pesos worth of food coupons. This salary does not even provide purchasing power sufficient for workers to meet their families' immediate needs.

        - Our company needs to address the implications of paying high executive salaries and marginal survival wages to workers in developing nations. Consequences of paying widely divergent compensation levels might include decreased worker commitment, poor labor-management relations, and harm to Ford's public image. We believe our company should adopt an executive compensation policy based on financial, social and environmental criteria and a fair remuneration policy for its employees worldwide.

        - Our Board should address such important questions as: Should top officers' pay be reduced if our company experiences costly fines, expensive, protracted litigation and significant loss of market share? Should CEO compensation be affected by our company's record related to the environment, labor rights or public relations problems? We believe these considerations deserve the careful scrutiny of our Board and committees dealing with compensation. Other companies including Proctor & Gamble, Bristol-Myers Squibb and Westinghouse have reported to shareholders on how they integrate similar factors into compensation packages.

RESOLVED: Shareholders request the Board institute a special Executive Compensation Review, and prepare a report available to shareholders by October 1998 summarizing the results and recommended changes. The review shall cover pay, benefits, perks, stock options, and special arrangements in the compensation packages for all top officers. The review will include:

1. Ways to link our company's executive compensation more closely to financial, social and environmental performance with proposed criteria.

2. Comparison of compensation packages for company officers with the lowest and average wages for company employees in the U.S. and with three developing countries where it has operations.

3. Whether a cap should be placed on compensation packages for officers to prevent our company from paying excessive compensation."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 9.

This proposal is substantially identical to a proposal submitted at the annual meeting in 1997 and rejected by 92.27% of the votes cast. The proposal deals with working conditions in low wage countries, such as Mexico. There are two issues raised by this proposal and we believe Ford's current approach to both is in the best interests of its stockholders. Also, in our view, the proposal would not produce any significant change in policy or practice or otherwise benefit the Company or its stockholders.

Executive Compensation

We believe the compensation paid to senior executives is appropriate and competitive.

The Compensation and Option Committee Report on Executive Compensation (pp. 13-17) describes the factors considered in deciding executive compensation. Compensation at Ford is based on Company performance over a wide range of criteria, including certain of the criteria proposed by the proponents.

In addition, compensation packages for Company officers are reviewed regularly and compared to compensation packages of officers at companies comparable to Ford to ensure the Company is not paying "excessive" compensation. Also, compensation packages must be competitive in order to attract and retain high quality executives. The Committee decided, and still believes, that placing a cap on compensation packages could prevent the Company from attracting and retaining high quality executives.

We do not believe a further study, as requested by the proponents, would produce any significantly different information or results, and would be costly and burdensome to undertake.

Compensation Paid in Developing Countries

Ford needs to be competitive with other global companies in the world market. That said, Ford recognizes that it must also be a responsible international citizen. We believe our policies as they relate to employment matters in the countries where the Company does business adequately protect and properly provide for employees at all Ford locations throughout the world. While it is not practical to list all such policies and related practices, a few examples that address matters raised by the proposal are worth noting:

      - Ford policy requires that all of its facilities comply with applicable laws, including laws dealing with worker health, safety, welfare, wages and benefits and the environment.

      - Ford provides wages and benefits that are fully competitive with and often exceed compensation paid in the local labor market.

      - Ford recognizes the right of workers to organize, to bargain collectively and to join labor organizations.

      - Working conditions at Ford facilities meet or exceed local law requirements.

      - Ford has extensive employee training programs at Company locations. Training is offered on a non-discriminatory basis.

      - Ford does not employ child labor (even where local law might otherwise permit it). It also does not employ prison or forced labor.

For these reasons, we believe that the proposal is not in the best interests of Ford or its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 9.

PROPOSAL 10

INDEPENDENT DIRECTORS TO SERVE ON ALL KEY BOARD COMMITTEES

John Chevedden of 2215 Nelson Avenue, Number 205, Redondo Beach, California 90278, on behalf of Ray T. Chevedden and Veronica G. Chevedden, who own 1,000 shares of common stock, has informed the Company that he plans to present the following proposal at the meeting:

"Resolved: Appoint completely Independent Directors for all Key Board Committee positions to enhance management oversight. Key board committees include the Audit, Compensation and Nomination Committees. These important oversight-committees require heightened independence, free of Directors with significant vendor, insider-management and/or long-term ties to Ford.

The following 1997 news reports remind Ford shareholders of the importance of independent oversight -- the primary function of the key board committees:

Ford-Europe lost $472 Million in the third quarter -- causing a drag on the whole company.

Forbes                     Feb. 10, 1997

Mazda (33% Ford-owned) lost $151 Million for the year.

New York Times             May 31, 1997

National Highway Traffic Safety Administration opens rare investigation into a potential Ford defect cover-up. It involves 20 million (20,000,000) cars built from 1983 to 1995.

AutoWeek                   Oct. 6, 1997

Ford is recalling 1.1 million trucks, including all the fast-selling '97 Ford Expedition sport-utilities, Ford F-150/F-250 pickups and '98 Lincoln Navigators. The transmission shift cable may break and cause out-of-control driving.

Wall Street Journal        Oct. 31, 1997

In a potentially nasty confrontation at Ford's 1997 shareholder meeting: The Neighborhood Assistance Corp of America accused the Ford-owned Associates of charging high fees and above-market interest rates to poor homeowners. Ford's Associates manage 1.2 million home-equity loans and mortgages.

USA Today                  May 9, 1997

ABC's "Prime Time Live" said that the Ford-owned Associates put pressure on low-income borrowers to refinance (again-and-again) at increasingly higher interest rates and used forged documents.

New York Times             May 9, 1997

This resolution is consistent with the widely-acclaimed Campbell Soup Corporate Governance Standards which states:

THE AUDIT, COMPENSATION/ORGANIZATION AND GOVERNANCE COMMITTEES WILL CONSIST ENTIRELY OF INDEPENDENT DIRECTORS. COMMITTEE MEMBERS WILL BE APPOINTED BY THE BOARD.

The Campbell Soup Standards were highlighted in the 12-page Business Week report "The Best & The Worst Boards," December 8, 1997.

Also, Business Week highlighted Ford Director Carl Reichardt as "Stretched too thin?" with his 8 board seats. Mr. Reichardt also sits on Business Week's 11th worst board, the troubled HMO Columbia/HCA.

According to CalPERS, a leader in corporate governance standards and manager of a $100 Billion portfolio, sitting on the Board 10 or more years indicates an insider. According to CalPERS standards Ford's:

  1) Compensation Committee is insider-controlled with 2 insiders and no independent members.

  2) Audit Committee has one Ford vendor and 3 independent members.

  3) Nominating Committee is insider-controlled with 5 insiders and one vendor (totaling 6) who out-number the 4 independents.

The 1997 Ford proxy statement lists the following Directors with significant financial, insider-management and/or long term ties to Ford:

  1) John Thornton

   - Managing Director of Goldman, Sacks -- Entrenched Ford investment banking firm with $10 million-plus Ford business at stake

  2) William Clay Ford

   - 50-year Ford director

  3) Michael Dingman

   - 17-year Ford director

  4) Roberto Goizueta

   - 15-year Ford director

  5) William Clay Ford, Jr.

   - 10-year Ford director

  6) Alex Trotman

   - Ford Chairman, President and Chief Executive Officer

Four of these 6 insider or vendor directors (Messrs. Thornton, Dingman, Goizueta and Trotman) serve on 2 of the 3 key committees.

To enhance independent Board oversight:

APPOINT INDEPENDENT DIRECTORS TO ALL KEY BOARD COMMITTEE POSITIONS

                                   YES ON 10"
                               ------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 10.

We believe that adoption of this proposal is contrary to the interests of Ford and you. This proposal is unduly restrictive and would deprive Ford of the services of highly qualified directors on the committees of its board of directors.

Ford is a large and complex company. Its directors come from a wide array of industries, companies and educational and other institutions, and have a broad range of experience and knowledge. Ford has been well served by its present policy on board and committee membership, which selects nominees for election based on criteria, including overall business experience and specific expertise, and giving due consideration of any relationships with the Company. Any material relationships between Ford and any director are disclosed under SEC rules. (See p. 12 of this Proxy Statement.)

We note that there are only two Ford employees on the Board of Directors. Adoption of this proposal would unduly restrict the candidates available for service on the committees of the Board. It also would exclude from consideration as potential board committee members candidates who have sound judgment, extensive experience, and a thorough knowledge of the operations of the Company. We believe that Ford's current policies regarding the independence of directors is appropriate.

For these reasons, we believe that the proposal is unnecessary and not in the best interests of Ford or you.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 10.

                         STOCKHOLDER PROPOSALS FOR 1999

Any stockholder proposal intended for inclusion in the proxy material for the 1999 annual meeting must be received no later than December 15, 1998.

                        ANNUAL REPORT AND OTHER MATTERS

Ford's 1997 Annual Report, including consolidated financial statements, was recently mailed to you. A list of the stockholders of record entitled to vote at the annual meeting will be available for review by any stockholder, for any purpose related to the meeting, between 9:00 a.m. and 5:00 p.m. at the Westin Hotel, 21 East Fifth Street, Cincinnati, Ohio, for ten days prior to the meeting.

                            EXPENSES OF SOLICITATION

The cost of soliciting proxies in the accompanying form will be paid by Ford. We do not expect to pay any fees for the solicitation of proxies, but may pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions. In addition to solicitation by mail, proxies may be solicited in person, or by telephone, facsimile transmission or other means of electronic communication, by directors, officers and other employees of the Company.

                                         /s/ JOHN M. RINTAMAKI
                                         John M. Rintamaki
                                         Secretary
April 14, 1998

                        HOW TO ATTEND THE ANNUAL MEETING

STOCKHOLDERS OF RECORD

When you provide your proxy, please let us know if you plan to attend the annual meeting. If you indicate that you plan to attend, we'll mail you a ticket that will admit the named stockholder(s) and one guest. If your ticket does not arrive in time, we can issue you a ticket at the door.

"STREET NAME" HOLDERS

Since most brokers don't participate in our advance ticket plan, tell your broker you're planning to attend the meeting and would like a "legal proxy." Then simply bring that form to the meeting, and we'll give you a ticket at the door that will admit you and one guest. If you can't get a legal proxy in time, we can still give you a ticket at the door if you bring a copy of your most recent brokerage account statement showing that you own Ford stock.

                                   APPENDIX I

             FORD MOTOR COMPANY ANNUAL INCENTIVE COMPENSATION PLAN (EFFECTIVE AS OF JANUARY 1, 1998, SUBJECT TO SHAREHOLDER APPROVAL)

1. Purpose. This Plan, which shall be known as the "Ford Motor Company Annual Incentive Compensation Plan" and is hereinafter referred to as the "Plan", is intended to provide annual incentive compensation to Plan participants based on the achievement of established performance objectives.

2. Definitions. As used in the Plan, the following terms shall have the following meanings, respectively:

(a) The term "Affiliate" shall mean, as applied with respect to any person or legal entity specified, a person or legal entity that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person or legal entity specified.

(b) The term "Annual Incentive Compensation Committee" shall mean the committee comprised of two or more officers of the Company designated members of such Committee by the Compensation and Option Committee.

(c) The term "Award" shall mean the cash compensation awarded under the Plan with respect to a Performance Period to a participant eligible under Section 5(b).

(d) The term "Committee" shall mean, unless the context otherwise requires:

     (i) The Compensation and Option Committee for all matters affecting any
     Section 16 Person.

     (ii) The Annual Incentive Compensation Committee for all matters affecting employees other than Section 16 Persons.

(e) The term "Company" or "Ford" generally shall mean Ford Motor Company. When used in the Plan with respect to employment, the term "Company" shall include subsidiaries of the Company.

(f) The term "Compensation and Option Committee" shall mean the Compensation and Option Committee of the Board of Directors of the Company.

(g) The term "Covered Employee" shall mean a Key Employee who is a "covered employee" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

(h) The term "DC Plan" shall mean the Company's Deferred Compensation Plan, as amended.

(i) The term "Employee"' shall mean any person who is regularly employed by the Company or one of its Subsidiaries at a salary (as distinguished from a pension, retirement allowance, severance pay, retainer, commission, fee under a contract or other arrangement, or hourly, piecework or other wage) and is enrolled on the active employment rolls of the Company or a Subsidiary, including, but without limitation, any employee who also is an officer or director of the Company or one of its Subsidiaries.

(j) The term "Exceptional Contribution Fund" shall mean, with respect to Awards for a Performance Period, the dollar amount designated by the Compensation and Option Committee pursuant to Section 13 for purposes of increasing the amount of Awards to be made to participants who are not Covered Employees based on exceptional individual, unit, group or Company performance.

(k) The term "Key Employee" shall mean an Employee of the Company determined by the Committee to be a Key Employee for purposes of the Plan.

(l) The term "Maximum Award Pool" shall mean the maximum aggregate amount of all Awards which may be made to participants for a Performance Period determined by the Compensation and Option Committee pursuant to Section 12.

(m) The term "Maximum Individual Award" shall mean the maximum amount of an Award to a Covered Employee for a Performance Period, as set forth in Section 10.

(n) The term "participant" shall mean a Key Employee selected by the Committee to participate in the Plan for a Performance Period.

(o) The term "Performance Criteria" shall mean, with respect to any Award for a Performance Period that may be made to a participant who is a Covered Employee, one or more of the following objective business criteria established by the Compensation and Option Committee with respect to the Company and/or any Subsidiary, division, business unit or component thereof upon which the Performance Goals for a Performance Period are based: asset charge, asset turnover, automotive return on sales, capacity utilization, capital employed in the business, capital spending, cash flow, cost structure improvements, complexity reductions, customer loyalty, diversity, earnings growth, earnings per share, economic value added, environmental health and safety, facilities and tooling spending, hours per vehicle, increase in customer base, inventory turnover, market price appreciation, market share, net cash balance, net income, net income margin, net operating cash flow, operating profit margin, order to delivery time, plant capacity, process time, profits before tax, quality/customer satisfaction, return on assets, return on capital, return on equity, return on net operating assets, return on sales, revenue growth, sales margin, sales volume, total shareholder return, vehicles per employee, warranty performance to budget, variable margin and working capital. The term "Performance Criteria" shall mean, with respect to any Award that may be made to a participant who is not a Covered Employee, one or more of the business criteria applicable to Covered Employees for the Performance Period and any other criteria based on individual, business unit, group or Company performance selected by the Compensation and Option Committee.

(p) The term "Performance Goals" shall mean the one or more goals established by the Compensation and Option Committee based on one or more Performance Criteria pursuant to Section 7 for the purpose of measuring performance in determining the amount, if any, of an Award for a Performance Period.

(q) The term "Performance Formula" shall mean, with respect to a Performance Period, the one or more objective formulas established by the Compensation and Option Committee pursuant to Section 7 and applied against the Performance Goals in determining whether and the extent to which Awards have been earned for the Performance Period.

(r) The term "Performance Period" or "Period" shall mean, with respect to which a particular Award may be made under the Plan, the Company's fiscal year or other twelve consecutive month period designated by the Compensation and Option Committee for the purpose of measuring performance against Performance Goals.

(s) The term "Pro Forma Award Amount" shall mean, with respect to an Award to be made for a Performance Period, the amount determined by the Committee pursuant to Section 9.

(t) The term "SC Plan" shall mean the Company's Supplemental Compensation Plan, as amended.

(u) The term "Section 16 Person" shall mean any employee who is subject to the reporting requirements of Section 16(a) or the liability provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended.

(v) The term "Subsidiary" shall mean (i) any corporation a majority of the voting stock of which is owned or controlled, directly or indirectly, by the Company or (ii) any limited liability company a majority of the membership interest of which is owned or controlled, directly or indirectly, by the Company.

(w) The term "Target Award" shall mean, with respect to a Performance Period, the Target Award amount established for each applicable salary grade or band of participants by the Committee pursuant to Section 6 hereof.

(x) The term "Total Pro Forma Award Pool" shall mean, with respect to Awards for a Performance Period, the amount described in Section 11.

3. Effective Date. The Plan shall be effective as of January 1, 1998.

4. Administration. Except as otherwise expressly provided, the Compensation and Option Committee shall have full power and authority to construe, interpret and administer the Plan. The Compensation and Option Committee shall make all decisions relating to matters affecting Section 16 Persons, but may otherwise delegate any of its authority under the Plan. The Compensation and Option Committee and the Annual Incentive Compensation Committee each may at any time adopt or terminate, and may from time to time, amend, modify or suspend such rules, regulations, policies and practices as they in their sole discretion may determine in connection with the administration of, or the performance of their respective responsibilities under, the Plan.

5. Eligibility.

(a) Eligibility to Participate. All Key Employees are eligible to be selected to participate in the Plan. The Committee shall, in its sole discretion, designate which Key Employees will be participants for the applicable Performance Period.

(b) Eligibility for Awards. An Award with respect to a Performance Period may be made pursuant to Section 14 of the Plan to (i) participants for such Performance Period who shall have been an employee at any time during such Performance Period, or to (ii) the spouse, children or legal representatives, as the Committee in its sole discretion shall determine, of any such person whose employment shall have been terminated by reason of his or her death during such Performance Period.

(c) Eligibility of Compensation and Option Committee Members. No person while a member of the Compensation and Option Committee shall be eligible to participate under the Plan or receive an Award.

6. Determination of Target Awards. Within 90 days of the commencement of a Performance Period, the Committee shall establish the Target Award for each applicable salary grade or band of Key Employees selected to participate in the Plan with respect to a Performance Period, subject to any limitations established by the Compensation and Option Committee. The fact that a Target Award is established for a participant's salary grade or band for a Performance Period shall not entitle such participant to receive an Award.

7. Selection of Performance Criteria and Establishment of Performance Goals and Performance Formula; Minimum Threshold Objective. Within 90 days of the commencement of a Performance Period, the Compensation and Option Committee shall select the Performance Criteria and establish the related Performance Goals be used to measure performance for a Performance Period and the Performance Formula to be used to determine what portion, if any, of an Award has been earned for the Performance Period. The Performance Criteria may be expressed in absolute terms or relate to the performance of other companies or to an index. Within that same 90 day period, the Compensation and Option Committee may establish a minimum threshold objective for any Performance Goal for any

Performance Period, which if not met, would result in no Award being made to any participant with such Performance Goal for such Performance Period.

8. Adjustments to Performance Goals, Performance Formula or Performance Criteria. For purposes of determining Awards for participants who are not Covered Employees, the Compensation and Option Committee may adjust or modify any of the Performance Goals, Performance Formula and/or the Performance Criteria for any Performance Period in order to prevent the dilution or enlargement of the rights of such participants under the Plan (i) in the event of, or in anticipation of, any unusual or extraordinary item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring event affecting the Company or the financial statements of the Company or Ford Credit, or in anticipation of, changes in applicable laws, regulations, accounting principles or business conditions, and (iii) for any other reason or circumstance deemed relevant to the Compensation and Option Committee in its sole discretion.

9. Determination of Pro Forma Award Amount. As soon as practicable following the end of a Performance Period, the Committee shall determine the Pro Forma Award Amount for any Award to be made to a participant for a Performance Period by applying the applicable Performance Formula for the participant for the Performance Period against the accomplishment of the related Performance Goals for such participant.

10. Maximum Individual Award for Covered Employees. The Maximum Individual Award for a Performance Period to a participant who is a Covered Employee is $10,000,000.

11. Total Pro Forma Award Pool. The Total Pro Forma Award Pool for all Awards for a Performance Period shall equal the sum of the Pro Forma Award Amounts for all participants for the Performance Period.

12. Determination of Maximum Award Pool. The Compensation and Option Committee shall determine the amount of the Maximum Award Pool for a Performance Period which shall not exceed the sum of the Total Pro Forma Award Pool plus the amount of the Exceptional Contribution Fund for such Period.

13. Determination of Exceptional Contribution Fund. The Compensation and Option Committee shall determine the amount of the Exceptional Contribution Fund which may be used for increasing the size of Awards for a Performance Period above the applicable Pro Forma Award Amount to participants who are not Covered Employees. Unless otherwise determined by the Compensation and Option Committee, the amount of the Exceptional Contribution Fund shall not exceed 15% of the Total Pro Forma Award Pool for the applicable Performance Period.

14. Determination of Individual Awards. Subject to achievement of any applicable minimum threshold objectives established under Section 7, fulfillment of the conditions set forth in Section 17 and compliance with the Maximum Individual Award limitation under Section 10 and the eligibility requirements set forth in paragraph (b) of Section 5, the Committee shall, as soon as practicable following the end of a Performance Period, determine the amount of each Award to be made to a participant under the Plan for the Performance Period, which amount shall, except as otherwise provided below, be the Pro Forma Award Amount determined for such participant for such Period pursuant to Section 9. The Committee may in its sole discretion reduce the amount of any Award that otherwise would be awarded to any participant for any Performance Period. In addition, the Committee may in its sole discretion increase the amount of any Award that otherwise would be awarded to any participant who is not a Covered Employee for a Performance Period to an amount that is higher than the applicable Pro Forma Award Amount based on exceptional individual, unit, group or Company performance; provided, however, that the total amount of all Awards made for a Performance Period shall not exceed the related Maximum Award Pool. Individual Award amounts may be less than or greater than 100% of the related Target Award. The determinations by the Annual Incentive Compensation Committee of individual Award amounts for Employees who are not Section 16 Persons shall be subject to a maximum funding amount and any other limitations specified by the Compensation and Option Committee. Notwithstanding anything contained in the Plan to the contrary, the Committee may determine in its sole discretion not to make an Award to a particular participant or to all participants selected to participate in the Plan for any Performance Period.

15. Distribution and Form of Awards.

(a) General. Except as otherwise provided in paragraph (b) or (c) of this
Section 15 or in Section 17, distribution of Awards for a Performance Period shall be made on or as soon as practicable after the distribution date for such Awards determined by the Compensation and Option Committee, which date shall in no event be later than the March 15 following the end of the applicable Performance Period, and shall be payable in cash.

(b) Deferral of Awards. Subject to the terms, conditions and eligibility requirements of the DC Plan, Key Employees who receive an Award under the Plan are eligible to defer payment of all or part of such Award under the DC Plan under the same terms as if such Award had been an award of supplemental compensation made under the SC Plan.

(c) Mandatory Deferral of Awards. The Compensation and Option Committee shall determine whether and the extent to which any Awards under the Plan will be mandatorily deferred and the terms of any such deferral. Unless otherwise determined by the Compensation and Option Committee, Awards may be mandatorily deferred by such Committee in the same manner as if they had been awards of supplemental compensation made under the SC Plan.

16. Designation of Beneficiaries and Effect of Death.

(a) Designation of Beneficiaries. A participant may file with the Company a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries and such other limitations as the Compensation and Option Committee from time to time may prescribe) to receive, in the event of the death of the participant, undistributed amounts of any Award that would have been payable to such participant had he or she been living and that was not deferred under any Company deferral arrangement or plan. A participant shall be deemed to have designated as beneficiary or beneficiaries under the Plan the person or persons who receive such participant's life insurance proceeds under the basic Company Life Insurance Plan unless such participant shall have assigned such life insurance or shall have filed with the Company a written designation of a different beneficiary or beneficiaries under the Plan. A participant may from time to time revoke or change any such designation of beneficiary and any designation of beneficiary under the Plan shall be controlling over any testamentary or other disposition; provided, however, that if the Committee shall be in doubt as to the right of any such beneficiary to receive any such payment, the same may be paid to the legal representatives of the participant, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

(b) Distribution Upon Death. Subject to the provisions of Section 15, paragraph
(a) of this Section 16 and, if applicable, the DC Plan or any other deferral plan or arrangement, in the event of the death of any participant prior to distribution of an Award, the total value of such participant's Award shall be distributed in cash in one lump sum in accordance with paragraph (a) of Section 15 to any beneficiary or beneficiaries designated or deemed designated by the participant pursuant to paragraph (a) of this Section 16 who shall survive such participant (to the extent such designation is effective and enforceable at the time of such participant's death) or, in the absence of such designation or such surviving beneficiary, to the legal representative of such person, at such time (or as soon thereafter as practicable) and otherwise as if such person were living and had fulfilled all applicable conditions as to earning out set forth in, or established pursuant to Section 17 and, if applicable, the DC Plan or any other deferral plan or arrangement, provided such conditions shall have been fulfilled by such person until the time of his or her death.

17. Conditions to Payment of Awards.

(a) Effect of Competitive Activity. Anything in the Plan notwithstanding, and subject to paragraph (c) hereof and, if applicable, any conditions under the DC Plan or any other deferral plan or arrangement relating to payment of an Award, if the employment of any participant shall terminate, for any reason other than death, prior to the distribution date established pursuant to paragraph (a) of
Section 15 for payment of an Award, such participant shall receive payment of an Award only if, during the entire period from the making of an Award until such distribution date, such participant shall have earned out such Award

     (i) by continuing in the employ of the Company or a Subsidiary thereof, or

     (ii) if his or her employment shall have been terminated for any reason other than death, by (a) making himself or herself available, upon request, at reasonable times and upon a reasonable basis, to consult with, supply information to and otherwise cooperate with the Company or any Subsidiary thereof with respect to any matter that shall have been handled by him or her or under his or her supervision while he or she was in the employ of the Company or any Subsidiary thereof, and (b) refraining from engaging in any activity that is directly or indirectly in competition with any activity of the Company or any Subsidiary thereof.

(b) Nonfulfillment of Competitive Activity Conditions; Waiver of Conditions Under the Plan. In the event of a participant's nonfulfillment of any condition set forth in paragraph (a) above, such participant's rights under the Plan to receive or defer payment of an Award under the Plan shall be forfeited and canceled; provided, however, that the nonfulfillment of such condition may at any time (whether before, at the time of or subsequent to termination of employment) be waived in the following manner:

     (i) with respect to a participant who at any time shall have been a Section 16 Person, such waiver may be granted by the Compensation and Option Committee upon its determination that in its sole judgment there shall not have been and will not be any substantial adverse effect upon the Company or any Subsidiary thereof; and

     (ii) with respect to any other participant, such waiver may be granted by the Annual Incentive Compensation Committee (or any committee appointed by it) upon its determination that in its sole judgment there shall not have been and will not be any such substantial adverse effect.

(c) Effect of Inimical Conduct. Anything in the Plan to the contrary, the right of a participant, following termination of such participant's employment with the Company, to receive payment or to defer payment of an Award under Section 15 shall terminate on and as of the date on which it his been determined that such participant at any time (whether before or subsequent to termination of such participant's employment) acted in a manner inimical to the best interests of the Company. Any such determination shall be made by (i) the Compensation and Option Committee with respect to any participant who at any time shall have been a Section 16 Person, and (ii) the Annual Incentive Compensation Committee (or any committee appointed by it for the purpose) with respect to any other participant. Such Committee (or any such other committee) may make such determination at any time prior to payment in full of an Award. Conduct which constitutes engaging in any activity that is directly or indirectly in competition with any activity of the Company or any Subsidiary thereof shall be governed by paragraph (a)(ii) of this Section 17 and shall not be subject to any determination under this paragraph (c).

18. Limitations. A participant shall not have any interest in any Award until it is distributed in accordance with the Plan. The fact that a Key Employee has been selected to be a participant for a Performance Period shall not in any manner entitle such participant to receive an Award for such period. The determination as to whether or not such participant shall be paid an Award for such Performance Period shall be determined solely in accordance with the provisions of Sections 14 and 17 hereof. All payments and distributions to be made thereunder shall be paid from the general assets of the Company. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any employee, former employee or any other person. The Plan shall not constitute part of any participant's or employee's employment contract with the Company or any participating subsidiary. Participation in the Plan shall not create or imply a right to continued employment.

19. Withholding of Taxes, etc. The Company shall have the right to withhold an amount sufficient to satisfy any federal, state or local income taxes, FICA or Medicare taxes or other amounts that the Company may be required by law to pay with respect to any Award, including withholding payment from a participant's current compensation.

20. No Assignment of Benefits. No rights or benefits under the Plan shall, except as otherwise specifically provided by law, be subject to assignment (except for the designation of beneficiaries pursuant to paragraph (a) of Section 16), nor shall such rights or benefits be subject to attachment or legal process for or against a participant or his or her beneficiary or beneficiaries, as the case may be.

21. Administration Expense. The entire expense of offering and administering the Plan shall be borne by the Company and its participating Subsidiaries and shall not be charged against the Reserve under the SC Plan.

22. Access of Independent Certified Public Accountants and Committee to Information. The Company's independent certified public accountants shall have full access to the books and records of the Company and its Subsidiaries, and the Company shall furnish to such accountants such information as to the financial condition and operations of the Company and its Subsidiaries as such accountants may from time to time request, in order that such accountants may take any action required or requested to be taken by them under the Plan. The Executive Vice President and Chief Financial Officer or, in the event of his or her absence or disability to act, the principal accounting officer of the Company shall furnish to the Committee such information as the Committee may request to assist it in carrying out or interpreting this Plan. Neither such accountants, in reporting amounts required or requested under the Plan, nor the Executive Vice President and Chief Financial Officer, or any other director, officer or employee of the Company, in furnishing information to such accountants or to the Committee, shall be liable for any error therein, if such accountants or other person, as the case may be, shall have acted in good faith.

23. Amendment, Modification, Suspension and Termination of the Plan; Rescissions and Corrections. The Compensation and Option Committee, at any time may terminate, and at any time and from time to time, and in any respect, may amend or modify the Plan or suspend any of its provisions; provided, however, that no such amendment, modification, suspension or termination shall, without the consent of a participant, adversely affect any right or obligation with respect to any Award theretofore made. The Committee at any time may rescind or correct any actions made in error or that jeopardize the intended tax status or legal compliance of the Plan.

24. Indemnification and Exculpation.

(a) Indemnification. Each person who is or shall have been a member of the Compensation and Option Committee or a member of the Annual Incentive Compensation Committee shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be or become a party or in which such person may be or become involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof (with the Company's written approval) or paid by such person in satisfaction of a judgment in any such action, suit or proceeding, except a judgment in favor of the Company based upon a finding of such person's lack of good faith; subject, however, to the condition that upon the institution of any claim, action, suit or proceeding against such person, such person shall in writing give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person's behalf. The right of indemnification shall not be exclusive of any other right to which such person may be entitled as a matter of law or otherwise, or any power that the Company may have to indemnify or hold such person harmless.

(b) Exculpation. Each member of the Compensation and Option Committee and each member of the Annual Incentive Compensation Committee shall be fully justified in relying or acting in good faith upon any information furnished in connection with the administration of the Plan or any appropriate person or persons other than such person. In no event shall any person who is or shall have been a member of the Compensation and Option Committee or a member of the Annual Incentive Compensation Committee be held liable for any determination made or other action taken or any omission to act in reliance upon any such information, or for any action (including the furnishing of information) taken or any failure to act, if in good faith.

25. Finality of Determinations. Each determination, interpretation or other action made or taken pursuant to the provisions of the Plan by the Compensation and Option Committee or the Annual Incentive Compensation Committee shall be final and shall be binding and conclusive for all purposes and upon all persons, including, but without limitation thereto, the Company, its stockholders, the Compensation and Option Committee and each of the members thereof, the Annual Incentive Compensation Committee and each of the members thereof, and the directors, officers, and employees of the Company, the Plan participants, and their respective successors in interest.

26. Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Michigan.

                                  APPENDIX II

                               FORD MOTOR COMPANY
                         1998 LONG-TERM INCENTIVE PLAN
       (EFFECTIVE AS OF JANUARY 1, 1998, SUBJECT TO SHAREHOLDER APPROVAL)

                                    PURPOSE

1.(a) Purpose. This Plan, known as the "1998 Long-Term Incentive Plan" (the "Plan"), is intended to provide an incentive to certain salaried employees of Ford Motor Company (the "Company"), and of its subsidiaries, in order to encourage them to remain in the employ of the Company and to increase their interest in the Company's success. It is intended that this purpose be effected through awards or grants of stock options and various other rights with respect to shares of the Company's Common Stock (collectively, the "Plan Awards"), as provided herein, to eligible employees ("Participants").

(b) Company; Subsidiary; Employee. The term "Company" when used with reference to employment shall include subsidiaries of the Company. The term "subsidiary" shall mean (i) any corporation a majority of the voting stock of which is owned directly or indirectly by the Company or (ii) any limited liability company a majority of the membership interest of which is owned, directly or indirectly, by the Company. The term "employee" shall be deemed to include any person who is an employee of any joint venture corporation or partnership, or comparable entity, in which the Company has a substantial equity interest (a "Joint Venture"), provided such person was an employee of the Company immediately prior to becoming employed by such Joint Venture.

                                 ADMINISTRATION

2.(a) Compensation and Option Committee. The Compensation and Option Committee of the Company's Board of Directors (the "Committee") shall administer the Plan and perform such other functions as are assigned to it under the Plan. The Committee is authorized, subject to the provisions of the Plan, from time to time to establish such rules and regulations as it may deem appropriate for the proper administration of the Plan, and to make such determinations under, and such interpretations of, and to take such steps in connection with, the Plan and the Plan Awards as it may deem necessary or advisable, in each case in its sole discretion.

(b) Delegation of Authority. The Committee may delegate any or all of its powers and duties under the Plan, including, but not limited to, its authority to grant waivers pursuant to Article 8, to one or more other committees as it shall appoint, pursuant to such conditions or limitations as the Committee may establish; provided, however, that the Committee shall not delegate its authority to (1) make Plan Awards under the Plan, except as otherwise provided in Articles 4 and 5, (2) act on matters affecting any Participant who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the liability provisions of Section 16(b) of the Exchange Act (any such Participant being called a "Section 16 Person") or (3) amend or modify the Plan pursuant to the provisions of paragraph
(b) of Article 14.

(c) Eligibility of Committee Members. No person while a member of the Committee or any committee of the Board of Directors administering the Plan shall be eligible to hold or receive a Plan Award.

                        STOCK AVAILABLE FOR PLAN AWARDS

3.(a) Stock Subject to Plan. The stock to be subject to or related to Plan Awards shall be shares of the Company's Common Stock of the par value of $1.00 per share ("Stock"), and may be either authorized and unissued or held in the treasury of the Company. The maximum number of shares of Stock with respect to which Plan Awards may be granted under the Plan, subject to adjustment in accordance with the provisions of Article 11, in each calendar year during any part of which the Plan is in effect shall be 2% of the total number of issued shares of Stock as of December 31 of the calendar year immediately preceding such year (the number of shares determined by application of such percentage in any calendar year being called the "2% Limit" for such year); provided, however, that such percentage may be increased to up to 3% in any one or more calendar years, in which event the excess over 2% in any such calendar year shall be applied to the reduction of the aggregate number of shares that otherwise would have been available for Plan Awards pursuant to this paragraph (a) and paragraph (c) of this Article 3 in subsequent calendar years during the term of the Plan, in inverse order commencing with the year 2008. Notwithstanding the foregoing, (i) the aggregate number of shares that may be issued upon exercise of "incentive stock options" (as defined in paragraph
(a)(l) of Article 5) shall not exceed 2% of the number of shares authorized under the Company's Certificate of Incorporation at the date of adoption of the Plan (subject to adjustment in accordance with the provisions of Article 11),
(ii) the maximum number of shares subject to Options (as defined below), with or without any related Stock Appreciation Rights (as defined below), that may be granted pursuant to Article 5 to any Covered Executive during any calendar year during any part of which the Plan is in effect shall be 2.5% of the maximum number of shares of Stock with respect to which Plan Awards may be granted during such year under the Plan determined in accordance with this paragraph
(a), subject to adjustment in accordance with the provisions of Article 11 and
(iii) the maximum number of shares of Stock that may be granted as Final Awards (as defined below) pursuant to Article 4 to any Covered Executive during any calendar year during any part of which the Plan is in effect shall be 500,000, subject to adjustment in accordance with the provisions of Article 11.

(b) Computation of Stock Available for Plan Awards. For the purpose of computing the total number of shares of Stock remaining available for Plan Awards at any time in each calendar year during which the Plan is in effect, there shall be debited against the total number of shares determined to be available pursuant to paragraphs (a) and (c) of this Article 3 (i) the maximum number of shares of Stock subject to issuance upon exercise of Options (as defined below) granted in such year, (ii) the number of shares of Stock representing 150% of the Target Awards under Performance Stock Rights (as defined below) granted in such calendar year, and (iii) the number of shares of Stock related to Other Stock-Based Awards (as defined below) granted in such year, as determined by the Committee in each case as at the dates on which such Plan Awards were granted.

(c) Unused, Forfeited and Reacquired Shares. Any unused portion of the 2% Limit for any calendar year shall be carried forward and shall be made available for Plan Awards in succeeding calendar years. The shares involved in the unexercised or undistributed portion of any terminated, expired or forfeited Plan Award (including, without limitation, the shares representing 150% of any Target Award that are not included in the related Final Award also shall be made available for further Plan Awards. Any shares of Stock made available for Plan Awards pursuant to this paragraph (c) shall be in addition to the shares available pursuant to paragraph (a) of this Article 3.

                   PERFORMANCE STOCK RIGHTS AND FINAL AWARDS

4.(a) Grant of Performance Stock Rights. The term "Performance Stock Right" ("Right"), shall mean the right to receive, without payment to the Company, up to the number of shares of Stock described therein, subject to the terms and provisions of the Right and the Plan. The Committee, at any time and from time to time while the Plan is in effect, may grant, or authorize the granting of, Rights to such officers and other key salaried employees of the Company, whether or not members of the Board of Directors, as it may select and for such numbers of shares based on such dollar amounts as it shall designate, subject to the provisions of this Article 4 and Article 3. Notwithstanding anything contained in the Plan to the contrary, the Committee may authorize a committee of two or more Company officers appointed by it to determine the amount of individual grants of Rights and related Final Awards to key employees of the Company selected by such committee who are not officers or directors of the Company, subject to the provisions of Articles 3 and 4 and subject to a maximum number of shares of Stock and any other limitations specified by the Committee.

(b) Terms and Provisions of Performance Stock Rights. Prior to the grant of any Right, the Committee shall determine the terms and provisions of each Right, including, without limitation, (i) the number of shares of Stock to be earned under such Right if 100% of each of the Performance Goals is achieved (the "Target Award"), as adjusted pursuant to Article 11, (ii) one or more performance goals ("Performance Goals") based on one or more Performance Criteria (as defined below) to be used to measure performance under such Right,
(iii) the formula (the "Performance Formula") to be applied against the Performance Goals in determining the percentage (which shall not exceed 150%) of the Target Award (as adjusted pursuant to Article 11) used to determine the number of shares of Stock earned under such Right, (iv) the period of time for which such performance is to be measured (the "Performance Period"), which shall commence not earlier than 90 days prior to the date of grant of such Right, and
(v) the period of time, if any, during which the disposition of shares of Stock covered by any Final Award relating to such Right shall be restricted as provided in paragraph (a) of Article 9 (the "Restriction Period"); provided, however, that the Committee may establish the Restriction Period applicable to any Right at the time of or at any time prior to the granting of the related Final Award rather that at the time of granting such Right. Within 90 days of commencement of a Performance Period, the Committee may establish a minimum threshold objective for any Performance Goal for such Performance Period, which if not met, would result in no Final Award being made to any Participant with such Goal for such Period. During and after the Performance Period, but prior to the grant of a Final Award relating to any Right granted to a Participant who is not a "Covered Executive" (as defined below), the Committee may adjust the Performance Goals, Performance Formula and Target Award and otherwise modify the terms and provisions of such Right, subject to the terms and conditions of the Plan. Each Right shall be evidenced by a letter, an agreement or such other document as the Committee may determine. The term "Performance Criteria" shall mean, with respect to any Right granted to a Participant who is a Covered Executive, one or more of the following objective business criteria established by the Committee with respect to the Company and/or any subsidiary, division, business unit or component thereof upon which the Performance Goals for a Performance Period are based: asset charge, asset turnover, automotive return on sales, capacity utilization, capital employed in the business, capital spending, cash flow, cost structure improvements, complexity reductions, customer loyalty, diversity, earnings growth, earnings per share, economic value added, environmental health and safety, facilities and tooling spending, hours per vehicle, increase in customer base, inventory turnover, market price appreciation, market share, net cash balance, net income, net income margin, net operating cash flow, operating profit margin, order to delivery time, plant capacity, process time, profits before tax, quality/customer satisfaction, return on assets, return on capital, return on equity, return on net operating assets, return on sales, revenue growth, sales margin, sales volume, total shareholder return, vehicles per employee, warranty performance to budget, variable margin and working capital. The term "Performance Criteria" shall mean, with respect to any Right granted to a Participant who is not a Covered Executive, one or more of the business criteria applicable to Covered Executives for the Performance Period and any other criteria based on individual, business unit, group or Company performance selected by the Committee. The Performance Criteria may be expressed in absolute terms or relate to the performance of other companies or to an index. The term "Covered Executive" shall mean the Chief Executive Officer and the other four highest compensated officers of the Company at year-end whose compensation is required to be reported in the Summary Compensation Table of the Proxy Statement.

(c) Dividend Equivalents on Rights. (1) If the Committee shall determine, each Participant to whom a Right is granted shall be entitled to receive payment of the same amount of cash that such Participant would have received as cash dividends if, on each record date during the entire Performance Period relating to such Right, such Participant had been the holder of record of a number of shares of Stock equal to 100% of the related Target Award (as adjusted pursuant to Article 11). In the case of any Right granted to a Participant after the commencement of the related Performance Period, any such payment relating to any dividend payable prior to the date of grant of such Right shall be made at the same time as the payment relating to the first dividend paid after such date of grant. Such cash payments are hereinafter called "dividend equivalents".

(2) Notwithstanding the provisions of paragraph (c)(1) of this Article 4 relating to dividend equivalents, the Committee may determine that, in lieu of receiving all or any portion of any such dividend equivalent in cash, a Participant shall receive an award of full shares of Stock having a value (as determined by the Committee) approximately equal to the portion of such dividend equivalent that was not paid in cash. Certificates for shares of Stock so awarded shall be issued as of the payment date for the related cash dividend, and the shares of Stock covered thereby shall be treated in the same manner as shares of Stock representing Final Awards, subject to the terms and conditions of the Plan, including, without limitation, the provisions of paragraphs (b),
(d) and (e) of Article 4 and Articles 8, 9, and 11.

(d) Final Awards. (1) As soon as practicable following the completion of the Performance Period relating to any Right, but not later than 12 months following such completion, the Committee shall determine the percentage (which shall not exceed 150%) of the Target Award (as adjusted pursuant to Article 11) which shall be used to determine the number of shares of Stock to be awarded finally to the Participant who holds such Right. Such number of shares of Stock is called the "Final Award". Each Final Award shall represent only full shares of Stock, and any fractional share that would otherwise result from such Final Award calculation shall be disregarded. In making such determination, the Committee shall apply the applicable Performance Formula for the Participant for the Performance Period against the accomplishment of the related Performance Goals. The Committee may, in its sole discretion, reduce the amount of any Final Award that otherwise would be awarded to any Participant for any Performance Period. In addition, the Committee may, in its sole discretion, increase the amount of any Final Award that otherwise would be awarded to any Participant who is not a Covered Executive, subject to the maximum Final Award amount of 150% of the related Target Award (as adjusted pursuant to Article 11), taking into account (i) the extent to which the Performance Goals provided in such Right was, in the Committee's sole opinion, achieved, (ii) the individual performance of such Participant during the related Performance Period and (iii) such other factors as the Committee may deem relevant, including, without limitation, any change in circumstances or unforeseen events, relating to the Company, the economy or otherwise, since the date of grant of such Right. The Committee shall notify such Participant of such Participant's Final Award as soon as practicable following such determination.

(2) Following the determination of each Final Award, the Company shall issue or cause to be issued certificates for the number of shares of Stock representing such Final Award, registered in the name of the Participant who received such Final Award. Such Participant shall thereupon become the holder of record of the number of shares of Stock evidenced by such certificates, entitled to dividends, voting rights and other rights of a holder thereof, subject to the terms and provisions of the Plan, including, without limitation, the provisions of paragraph (e) of this Article 4 and Articles 8, 9 and 11. If the Committee has determined that dividend equivalents shall be payable to a Participant with respect to any Right pursuant to paragraph (c) of this Article 4, concurrently with the issuance of such certificates, the Company shall deliver to such Participant an amount equal to the amount of the cash dividends that such Participant would have received with respect to the shares of Stock representing such Final Award, prior to the date on which such Participant shall have become the holder of record of such shares, if such Participant had become such a holder of record immediately following completion of the Performance Period relating to such Final Award. The Committee may require that such certificates bear such restrictive legend as the Committee may specify and be held by the Company in escrow or otherwise pursuant to any form of agreement or instrument that the Committee may specify.

(3) Notwithstanding the provisions of paragraphs (d)(l) and (2) of this Article 4 or any other provision of the Plan, in the case of any Right held by a Participant who is an employee of a foreign subsidiary or foreign branch of the Company or of a foreign Joint Venture, or held by a Participant who is in any other category specified by the Committee, the Committee may specify that such Participant's Final Award shall not be represented by certificates for shares of Stock but shall be represented by rights approximately equivalent (as determined by the Committee) to the rights that such Participant would have received if certificates for shares of Stock had been issued in the name of such Participant in accordance with paragraphs (d)(l) and (2) of this Article 4 (such rights being called "Stock Equivalents"). Subject to the provisions of Article 11 and the other terms and provisions of the Plan, if the Committee shall so determine, each Participant who holds Stock Equivalents shall be entitled to receive the same amount of cash that such Participant would have received as dividends if certificates for shares of Stock had been issued in the name of such Participant pursuant to paragraphs (d)(l) and (2) of this Article 4 covering the number of shares equal to the number of shares to which such Stock Equivalents relate. Notwithstanding any other provision of the Plan to the contrary, the Stock Equivalents representing any Final Award may, at the option of the Committee, be converted into an equivalent number of shares of Stock or, upon the expiration of the applicable Restriction Period, into cash, under such circumstances and in such manner as the Committee may determine.

(4) If the Restriction Period relating to any Final Award shall expire while the Participant who was granted such Award is employed by the Company, the certificates for the shares of Stock issued in such Participant's name with respect to such Final Award, and certificates for a number of shares of Stock equal to the number of shares represented by any Stock Equivalents then held by such Participant with respect to such Final Award, shall be delivered to such Participant as soon as practicable, free of all restrictions and restrictive legends.

(e) Effect of Termination of Employment or Death. (1) If a Participant's employment with the Company shall be terminated, prior to the expiration of the Restriction Period relating to any Right granted to such Participant, by reason of discharge, release in the best interest of the Company, voluntary quit or retirement without the approval of the Company, such Right, and any shares of Stock or Stock Equivalents issued in the name of such Participant as a Final Award relating to such Right, shall be forfeited and cancelled forthwith unless the Committee shall grant an appropriate waiver. Any such waiver shall be granted in accordance with the procedure specified in paragraph (b) of Article 8 (in which event the reference in such paragraph (b) to "the nonfulfillment of such condition" shall be deemed to refer to such Participant's termination for any of the reasons specified above).

(2) If a Participant's employment with the Company shall be terminated for any reason other than a reason specified in paragraph (e)(l) of this Article 4, except death, prior to or concurrently with the expiration of the Restriction Period relating to any Right granted to such Participant,

     (i) certificates for any shares of Stock issued in such Participant's name prior to such termination of employment as a Final Award relating to such Right, and certificates for a number of shares of Stock equal to the number of shares represented by any Stock Equivalents then held by such

Participant with respect to such Final Award, shall be delivered to such Participant as soon as practicable, free of all restrictions and restrictive legends; and

     (ii) subject to the provisions of Article 8, certificates for any shares of Stock issued in such Participant's name following such termination of employment as a Final Award relating to such Right (whether relating to a Performance Period ended prior to such termination or subsequent thereto) shall be delivered to such Participant as soon as practicable, free of all restrictions and restrictive legends.

(3) If a Participant's employment with the Company shall be terminated at any time by reason of a sale or other disposition (including, without limitation, a transfer to a Joint Venture) of the division, operation or subsidiary in which such Participant was employed or to which such Participant was assigned, unless the Committee shall specify otherwise, any Rights then held by such Participant, and any shares of Stock or Stock Equivalents issued in the name of such Participant as a Final Award relating to such Rights, shall be dealt with as provided in paragraph (e)(2) of this Article 4.

(4) If a Participant shall die while in the employ of the Company, any Rights then held by such Participant shall remain in effect. Such Rights, and any shares of Stock then issued in the name of such Participant (but not yet distributed to such Participant), and any such shares thereafter issuable with respect to such Rights, as Final Awards under the Plan, shall be transferred or issued and delivered to the beneficiary designated pursuant to Article 10 or, if no such designation is in effect, to the executor or administrator of the estate of such Participant, free of all restrictions and restrictive legends. With regard to any Stock Equivalents then held by such Participant, certificates for a number of shares of Stock equal to the number of shares represented thereby shall be issued and delivered to such beneficiary, executor or administrator, free of all restrictions and restrictive legends.

(5) Subject to the provisions of Article 8, if a Participant shall die following termination of employment, any Rights then held by such Participant shall remain in effect. Such Rights, and any shares of Stock then issued in the name of such Participant (but not yet distributed to such Participant), and any such shares thereafter issuable with respect to such Rights, as Final Awards under the Plan, shall be transferred or issued and delivered to the beneficiary designated pursuant to Article 10 or, if no such designation is in effect, to the executor or administrator of the estate of such Participant, free of all restrictions and restrictive legends. With regard to any Stock Equivalents then held by such Participant, certificates for a number of shares of Stock equal to the number of shares represented thereby shall be issued and delivered to such beneficiary, executor or administrator, free of all restrictions and restrictive legends.

(6) Notwithstanding any other provision of the Plan to the contrary, if a Participant's employment with the Company shall for any reason terminate prior to the later of (a) the date of expiration of the period of six months following the commencement of the Performance Period relating to any Right (or such other period as the Committee may specify) or (b) the date six months following the date of grant of such Right, such Right shall be forfeited and cancelled forthwith unless the Committee shall determine otherwise.

(7) Notwithstanding any provision of the Plan to the contrary, (i) the Committee may at any time establish a Restriction Period applicable to the Stock to be represented by any Final Award, and such Restriction Period shall remain in effect until such time (which may be later than the date of the Participant's retirement or other termination of employment) as the Committee may determine; and (ii) the Committee may determine that no shares of Stock or certificates therefor shall be delivered to any Participant until the date of expiration of the applicable Restriction Period (or such earlier date as the Committee may determine).

                     OPTIONS AND STOCK APPRECIATION RIGHTS

5.(a) Grant of Options. (1) The Board of Directors, at any time and from time to time while the Plan is in effect, may authorize the granting of Options to such officers and other key salaried employees of the Company, whether or not members of the Board of Directors, as it may select from among those nominated by the Committee, and for such numbers of shares as it shall designate, subject to the provisions of this Article 5 and Article 3; provided, however, that no Option shall be granted to a Participant for a larger number of shares than the Committee shall recommend for such Participant. Each Option granted pursuant to the Plan shall be designated at the time of grant as either an "incentive stock option" ("ISO"), as such term is defined in the Internal Revenue Code of 1986, as amended (the "Code"), or its successors (or shall otherwise be designated as an option entitled to favorable treatment under the Code) or as a "nonqualified stock option" ("NQO") (ISOs and NQOs being individually called an "Option" and collectively called "Option").

(2) Without in any way limiting the authority provided in paragraph (a)(l) of this Article 5, the Board of Directors may authorize the Committee to authorize the granting of Options, at any time and from time to time while the Plan is in effect, to such officers and other key salaried employees of the Company, whether or not members of the Board of Directors, as the Committee may select, subject to the provisions of this Article 5 and Article 3 and subject to such other limitations as the Board of Directors may specify. In addition, to the extent such authority has been delegated to the Committee pursuant to this
Article 5, the Committee may authorize a committee of two or more Company officers appointed by it to determine the amount and date of individual Option grants for key employees selected by such committee who are not officers or directors of the Company, subject to Articles 3 and 5 and subject to a maximum number of shares of Stock and any other limitations specified by the Committee.

(3) The date on which an Option shall be granted shall be the date of authorization of such grant or such later date as may be determined at the time such grant is authorized. Any individual may hold more than one Option.

(b) Price. In the case of each Option granted under the Plan the option price shall be the fair market value of Stock on the date of grant of such Option; provided, however, that in the case of any Option granted to an employee of a foreign subsidiary or a foreign branch of the Company or of a foreign Joint Venture the Board of Directors may in its discretion fix an option price in excess of the fair market value of Stock on such date. The term "fair market value" when used with reference to the option price shall mean the average of the highest price and the lowest price at which Stock shall have been sold regular way on the New York Stock Exchange on the date of grant of such Option. In the event that any Option shall be granted on a date on which there were no such sales of Stock on such Exchange, the fair market value of Stock on such date shall be deemed to be the average of such highest price and lowest price on the next preceding day on which there were such sales.

(c) Grant of Stock Appreciation Rights. (1) The Board of Directors may authorize the granting of Stock Appreciation Rights (as defined below) to such Participants who are granted Options under the Plan as it may select from among those nominated therefor by the Committee. The Committee may authorize the granting of Stock Appreciation Rights to such Participants as are granted Options under the Plan pursuant to paragraph (a) of this Article 5. Each Stock Appreciation Right shall relate to a specific Option granted under the Plan and may be granted concurrently with the Option to which it relates or at any time prior to the exercise, termination or expiration of such Option.

(2) The term "Stock Appreciation Right" shall mean the right to receive, without payment to the Company and as the Participant may elect, either (a) that number of shares of Stock determined by dividing (i) the total number of shares of Stock subject to the related Option (or the portion or portions thereof which the Participant from time to time elects to use for purposes of this clause (a), multiplied by the amount by which the fair market value of a share of Stock on the day the right is exercised exceeds the option price (such amount being hereinafter referred to as the "Spread"), by (ii) the fair market value of a share of Stock on the exercise date; or (b) cash in an amount determined by multiplying (i) the total number of shares of Stock subject to the related Option (or the portion or portions thereof which the Participant from time to time elects to use for purposes of this clause (b)), by (ii) the amount of the Spread; or (c) a combination of shares of Stock and cash, in amounts determined as set forth in clauses (a) and (b) above; provided, however, that the total number of shares which may be received upon exercise of a Stock Appreciation Right for Stock shall not exceed the total number of shares subject to the related Option or portion thereof, and the total amount of cash which may be received upon exercise of a Stock Appreciation Right for cash shall not exceed the fair market value on the date of exercise of the total number of shares subject to the related Option or portion thereof.

(3) The Committee may impose such conditions as it may deem appropriate upon the exercise of an Option or a Stock Appreciation Right, including, without limitation, a condition that the Stock Appreciation Right may be exercised only in accordance with rules and regulations adopted by the Committee from time to time.

(4) The right of a Participant to exercise a Stock Appreciation Right shall be cancelled if and to the extent the related Option is exercised. The right of a Participant to exercise an Option shall be cancelled if and to the extent that shares covered by such Option are used to calculate shares or cash received upon exercise of a related Stock Appreciation Right.

(5) The fair market value of Stock on the date of exercise of a Stock Appreciation Right shall be determined as of such exercise date in the same manner as the fair market value of Stock on the date of grant of an Option is determined pursuant to paragraph (b)of this Article 5.

(6) If any fractional share of Stock would otherwise be payable to a Participant upon the exercise of a Stock Appreciation Right, the Participant shall be paid a cash amount equal to the same fraction of the fair market value (determined as described above) of the Stock on the date of exercise.

(d) Stock Option Agreement. Each Option and related Stock Appreciation Right shall be evidenced by a Stock Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve. Each Stock Option Agreement shall provide that the Participant shall agree to remain in the employ of the Company for such period from the date of grant of such Option or combination of Options or related Stock Appreciation Rights as shall be provided in the Stock Option Agreement; provided, however, that the Company's right to terminate the employment of the Participant at any time, with or without cause, shall not be restricted by such agreement.

(e) Terms of Options and Stock Appreciation Rights. Each Option and related Stock Appreciation Right granted under the Plan shall be exercisable on such date or dates, during such period, for such number of shares and subject to such further conditions as shall be determined pursuant to the provisions of the Stock Option Agreement with respect to such Option and related Stock Appreciation Right; provided, however, that a Stock Appreciation Right shall not be exercisable prior to or later than the time the related Option could be exercised; and provided, further, that in any event no Option or related Stock Appreciation Right shall be exercised beyond ten years from the date of grant of the Option.

(f) Effect of Termination of Employment or Death. (1) Except as provided in paragraphs (f)(2), (3) and (4) of this Article 5, if, prior to the date that any Option or Stock Appreciation Right shall first have become exercisable, the Participant's employment with the Company shall be terminated by the Company, with or without cause, or by the act, death, incapacity or retirement of the Participant, the Participant's right to exercise such Option or Stock Appreciation Right shall terminate on the date of such termination of employment and all rights thereunder shall cease.

(2) Notwithstanding the provisions of paragraph (f)(l) of this Article 5, if the Participant's employment with the Company shall be terminated by reason of retirement, release because of disability or death, and the Participant had remained in the employ of the Company for at least six months following the date of any Stock Option Agreement under the Plan between such Participant and the Company, and subject to the provisions of Article 8, all such Participant's rights under such Stock Option Agreement shall continue in effect or continue to accrue for the period ending on the date ten years from the date of grant of any Option (or such shorter period as the Committee may specify), subject, in the event of the Participant's death prior to such date, to the provisions of paragraph (f)(7) of this Article 5 and subject to any other limitation on the exercise of such rights in effect at the date of exercise.

(3) Notwithstanding the provisions of paragraph (f)(l) of this Article 5, if the Participant's employment with the Company shall be terminated under mutually satisfactory conditions, and the Participant had remained in the employ of the Company for at least six months following the date of any Stock Option Agreement under the Plan between the Participant and the Company, and subject to the provisions of Article 8, all such Participant's rights under such Stock Option Agreement shall continue in effect or continue to accrue until the date three months after the date of such termination (but not later than the date ten years from the date of grant of any Option), subject, in the event of the Participant's death during such three-month period, to the provisions of paragraph (f)(7) of this Article 5 and subject to any other limitation on the exercise of such rights in effect at the date of exercise.

(4) Notwithstanding any other provision of the Plan to the contrary, if a Participant's employment with the Company shall be terminated at any time by reason of a sale or other disposition (including, without limitation, a transfer to a Joint Venture) of the division, operation or subsidiary in which such Participant was employed or to which such Participant was assigned, all such Participant's rights under any Option and any related Stock Appreciation Right granted to him or her shall continue in effect and continue to accrue until the date five years after the date of such termination or such earlier or later date as the Committee may specify (but not later than the date ten years from the date of grant of any Option), provided such Participant shall satisfy both of the following conditions:

(a) such Participant, at the date of such termination, had remained in the employ of the Company for at least three months following the grant of such Option and Stock Appreciation Right, and

(b) such Participant continues to be or becomes employed in such division, operation or subsidiary following such sale or other disposition and remains in such employ until the date of exercise of such Option or Stock Appreciation Right (unless the Committee, or any committee appointed by it for the purpose, shall waive this condition (b)).

Upon termination of such Participant's employment with such (former) division, operation or subsidiary following such sale or other disposition, any then existing right of such Participant to exercise any such Option or Stock Appreciation Right shall be subject to the following limitations: (i) if such Participant's employment is terminated by reason of disability, death or retirement with the approval of his or her employer, such Participant's rights shall continue as provided in the preceding sentence with the same effect as if his or her employment had not terminated; (ii) if such Participant's employment is terminated by reason of discharge or voluntary quit, such Participant's rights shall terminate on the date of such termination of employment and all rights under such Option and Stock

Appreciation Right shall cease; and (iii) if such Participant's employment is terminated for any reason other than a reason set forth in the preceding clauses
(i) and (ii), such Participant shall have the right, within three months after such termination, to exercise such Option or Stock Appreciation Right to the extent that it or any installment thereof shall have accrued at the date of such termination and shall not have been exercised, subject in the case of any such termination to the provisions of Article 8 and any other limitation on the exercise of such Option and Stock Appreciation Right in effect at the date of exercise.

(5) If, on or after the date that any Option or Stock Appreciation Right shall first have become exercisable, a Participant's employment with the Company shall be terminated for any reason except retirement, release because of disability, death, release because of a sale or other disposition of the division, operation or subsidiary in which such Participant was employed or to which such Participant was assigned, release under mutually satisfactory conditions, discharge, release in the best interest of the Company or voluntary quit, such Participant shall have the right, within three months after such termination, to exercise such Option or Stock Appreciation Right to the extent that it or any installment thereof shall have accrued at the date of such termination of employment and shall not have been exercised, subject to the provisions of
Article 8 and any other limitation on the exercise of such Option or Stock Appreciation Right in effect at the date of exercise.

(6) If a Participant's employment with the Company shall be terminated at any time by reason of discharge, release in the best interest of the Company or voluntary quit, the Participant's right to exercise such Option or Stock Appreciation Right shall terminate on the date of such termination of employment and all rights thereunder shall cease.

(7) If a Participant shall die within the applicable period specified in paragraph (f)(2), (3), (4) or (5) of this Article 5, the beneficiary designated pursuant to Article 10 or, if no such designation is in effect, the executor or administrator of the estate of the decedent or the person or persons to whom the Option or Stock Appreciation Right shall have been validly transferred by the executor or administrator pursuant to will or the laws of descent and distribution shall have the right, within the same period of time as the period during which the Participant would have been entitled to exercise such Option or Stock Appreciation Right (except that (a) in the case of a Participant to whom paragraph (f)(5) of this Article 5 applies, such Participant's Option or Stock Appreciation Right may be exercised only to the extent that it or any installment thereof shall have accrued at the date of death and shall not have been exercised; and (b) the period of time within which any Option or Stock Appreciation Right shall be exercisable following the date of the Participant's death shall not be less than one year (unless the Option by its terms expires earlier)), subject to the provision that no Option or related Stock Appreciation Right shall be exercised under any circumstances beyond ten years from the date of grant of such Option, and to any other limitation on the exercise of such Option or Stock Appreciation Right in effect at the date of exercise. No transfer of an Option or Stock Appreciation Right by the Participant, other than by filing a written designation of beneficiary pursuant to Article 10, shall be effective to bind the Company unless the Company shall have been furnished with written notice of such transfer and a copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer. No transfer shall be effective without the acceptance by the designated beneficiary or other transferee of the terms and conditions of such Option or Stock Appreciation Right.

(g) Payment for Option Shares. (1) Payment for shares of Stock purchased upon exercise of an Option granted hereunder shall be made, either in full or, if the Committee shall so determine and at the election of the Participant, in installments, in such manner as provided in the applicable Stock Option Agreement.

(2) Unless the Committee shall provide otherwise in any form of Stock Option Agreement, any payment for shares of Stock purchased upon exercise of an Option granted hereunder may be made in cash, by delivery of shares of Stock beneficially owned by the Participant or by a combination of cash and Stock, at the election of the Participant; provided, however, that any shares of Stock so delivered shall have been beneficially owned by the Participant for a period of not less than six months prior to the date of exercise. Any such shares of Stock so delivered shall be valued at their fair market value on the date of such exercise, which shall be determined as of such date in the same manner as the fair market value of Stock on the date of grant of an Option is determined pursuant to paragraph (b) of this Article 5. The Committee shall determine whether and if so the extent to which actual delivery of share certificates to the Company shall be required.

                          STOCK AND OTHER STOCK-BASED
                             AND COMBINATION AWARDS

6.(a) Grants of Other Stock-Based Awards. The Committee, at any time and from time to time while the Plan is in effect, may grant to such officers and other salaried employees of the Company, whether or not members of the Board of Directors, as it may select, Plan Awards pursuant to which Stock is or may in the future be acquired, or Plan Awards valued or determined in whole or part by reference to, or otherwise based on, Stock (including but not limited to Plan Awards denominated in the form of "stock units", grants of so-called "phantom stock" and options containing terms or provisions differing in whole or in part from Options granted pursuant to Article 5) (such Plan Awards being hereinafter called "Other Stock-Based Awards"). Other Stock-Based Awards may be granted either alone, in addition to, in tandem with or as an alternative to any other kind of Plan Award, grant or benefit granted under the Plan or under any other employee plan of the Company, including a plan of any acquired entity.

(b) Terms and Conditions. Subject to the provisions of the Plan, the Committee shall have authority to determine the time or times at which Other Stock-Based Awards shall be made, the number of shares of Stock or stock units and the like to be granted or covered pursuant to such Plan Awards (subject to the provisions of Article 3) and all other terms and conditions of such Plan Awards, including, but not limited to, whether such Plan Awards shall be payable or paid in cash, Stock or otherwise.

(c) Consideration for Other Stock-Based Awards. In the discretion of the Committee, any Other-Stock Based Award may be granted as a Stock bonus for no consideration other than services rendered; provided, however, that in the event an Other Stock-Based Award shall be granted to a Participant who is a Section 16 Person under which shares of Stock are or may in the future be issued for any other type of consideration, the amount of such consideration shall either be
(i) equal to the amount (such as the par value of such shares) required to be received by the Company in order to assure compliance with applicable state law or (ii) equal to or greater than 50% of the fair market value of such shares (as determined in accordance with paragraph (b) of Article 5) on the date of grant of such Other Stock-Based Award.

                          CASH AWARDS TO EMPLOYEES OF
               FOREIGN SUBSIDIARIES OR BRANCHES OR JOINT VENTURES

7. Notwithstanding any other provision of the Plan to the contrary, the Committee may determine to permit a Participant, other than a Section 16 Person, who is an employee of a foreign subsidiary or a foreign branch of the Company or of a foreign Joint Venture to receive cash in lieu of any Plan Award or shares of Stock that would otherwise have been granted to or delivered to such Participant under the Plan, in such amount as the Committee may determine in its sole discretion.

                 PAYMENT OF PLAN AWARDS AND CONDITIONS THEREON

8.(a) Effect of Competitive Activity. Anything contained in the Plan to the contrary notwithstanding, if the employment of any Participant shall terminate, for any reason other than death, while any Plan Award to such Participant is outstanding hereunder, and such Participant has not yet received the Stock covered by such Plan Award or otherwise received the full benefit of such Plan Award, such Participant, if otherwise entitled thereto, shall receive such Stock or benefit only if, during the entire period from the date of such Participant's termination to the date of such receipt, such Participant shall have earned out such Plan Award by (i) making himself or herself available, upon request, at reasonable times and upon a reasonable basis, to consult with, supply information to and otherwise cooperate with the Company or any subsidiary thereof with respect to any matter that shall have been handled by him or her or under his or her supervision while he or she was in the employ of the Company or of any subsidiary thereof, and (ii) refraining from engaging in any activity that is directly or indirectly in competition with any activity of the Company or any subsidiary thereof.

(b) Nonfulfillment of Competitive Activity Conditions: Waivers Under the
Plan. In the event of a Participant's nonfulfillment of any condition set forth in paragraph (a) of this Article 8 such Participant's rights under any Plan Award shall be forfeited and cancelled forthwith; provided, however, that the nonfulfillment of such condition may at any time (whether before, at the time of or subsequent to termination of employment) be waived in the following manner:

     (i) with respect to any such Participant who at any time shall have been a
     Section 16 Person, such waiver may be granted by the Committee upon its determination that in its sole judgment there shall not have been and will not be any substantial adverse effect upon the Company or any subsidiary thereof by reason of the nonfulfillment of such condition; and

     (ii) with respect to any other such Participant, such waiver may be granted by the Committee (or any committee appointed by it for the purpose) upon its determination that in its sole judgment there shall not have been and will not be any such substantial adverse effect.

(c) Effect of Inimical Conduct. Anything contained in the Plan to the contrary notwithstanding, all rights of a Participant under any Plan Award shall cease on and as of the date on which it has been determined by the Committee that such Participant at any time (whether before or subsequent to termination of such Participant's employment) acted in a manner inimical to the best interests of the Company or any subsidiary thereof.

(d) Tax and Other Withholding. Prior to any distribution of cash, Stock or Other Stock-Based Awards (including payments under paragraph (c) of Article 4) to any Participant, appropriate arrangements (consistent with the Plan and any rules adopted hereunder) shall be made for the payment of any taxes and other amounts required to be withheld by federal, state or local law.

(e) Substitution. The Committee, in its sole discretion, may substitute a Plan Award (except ISOs) for another Plan Award or Plan Awards of the same or different type.

                      NON-TRANSFERABILITY OF PLAN AWARDS;
            RESTRICTIONS ON DISPOSITION AND EXERCISE OF PLAN AWARDS

9.(a) Restrictions on Transfer of Rights or Final Awards. (i) No Right or (ii) until the expiration of the applicable Restriction Period, no shares of Stock covered by any Final Award determined under paragraph (d) of Article 4, shall be transferred, pledged, assigned or otherwise disposed of by a Participant, except as permitted by the Plan, without the consent of the Committee, otherwise than by will or the laws of descent and distribution; provided, however, that the Committee may permit, on such terms as it may deem appropriate, use of Stock included in any Final Award as partial or full payment upon exercise of an Option under the Plan or a stock option under any Stock Option Plan of the Company prior to the expiration of the Restriction Period relating to such Final Award.

(b) Restrictions on Transfer of Options or Stock Appreciation Rights. Unless the Committee determines otherwise, no Option or related Stock Appreciation Right shall be transferable by a Participant otherwise than by will or the laws of descent and distribution, and during the lifetime of a Participant the Option or Stock Appreciation Right shall be exercisable only by such Participant or such Participant's guardian or legal representative.

(c) Restrictions on Transfer of Certain Other Stock-Based Awards. Unless the Committee determines otherwise, no Other-Stock Based Award which constitutes an option or similar right shall be transferable by a Participant otherwise than by will or the laws of descent and distribution, and during the lifetime of a Participant any such Other-Stock Based Award shall be exercisable only by such Participant or such Participant's guardian or legal representative.

                          DESIGNATION OF BENEFICIARIES

10. Anything contained in the Plan to the contrary notwithstanding, a Participant may file with the Company a written designation of a beneficiary or beneficiaries under the Plan (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries and such other limitations as the Committee from time to time may prescribe), subject to the provisions of paragraph (e) of Article 4 and paragraph (f) of Article 5. A Participant shall be deemed to have designated as beneficiary or beneficiaries under the Plan the person or persons who receive such Participant's life insurance proceeds under the basic Company Life Insurance Plan unless such Participant shall have assigned such life insurance or shall have filed with the Company a written designation of a different beneficiary or beneficiaries under the Plan. A Participant may from time to time revoke or change any such designation of beneficiary. Any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee shall be in doubt as to the entitlement of any such beneficiary to any Right, Final Award, Option, Stock Appreciation Right or Other Stock-Based Award, the Committee may determine to recognize only the legal representative of such Participant, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone. In the event of the death of any Participant, the term "Participant" as used in the Plan shall thereafter be deemed to refer to the beneficiary designated pursuant to this
Article 10 or, if no such designation is in effect, the executor or administrator of the estate of such Participant, unless the context otherwise requires.

                  MERGER, CONSOLIDATION, STOCK DIVIDENDS, ETC.

11.(a) Adjustments. In the event of any merger, consolidation, reorganization, stock split, stock dividend or other event affecting Stock, an appropriate adjustment shall be made in the total number of shares available for Plan Awards and in all other provisions of the Plan that include a reference to a number of shares, and in the numbers of shares covered by, and other terms and provisions of, outstanding Plan Awards.

(b) Committee Determinations. The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion. Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to a Plan Award.

                            ACCELERATION OF PAYMENT
                         OR MODIFICATION OF PLAN AWARDS

12. Notwithstanding any other provision of the Plan, the Committee, in the event of the death of a Participant or in any other circumstance, may accelerate distribution of any Plan Award in its entirety or in a reduced amount, in cash or in Stock, or modify any Plan Award, in each case on such basis and in such manner as the Committee may determine in its sole discretion.

                            RIGHTS AS A STOCKHOLDER

13. A Participant shall not have any rights as a stockholder with respect to any share covered by any Plan Award until such Participant shall have become the holder of record of such share.

                         TERM, AMENDMENT, MODIFICATION
                          AND TERMINATION OF THE PLAN

14.(a) Term. The Plan shall terminate on May 1, 2008, except with respect to Plan Awards then outstanding.

(b) Amendment, Modification and Termination. The Board of Directors, upon recommendation of the Committee, at any time may amend, modify or terminate the Plan, and the Committee at any time may amend or modify the Plan; provided, however, that no such action of the Board of Directors or the Committee, without approval of the stockholders, may (a) increase the total number of shares of Stock with respect to which Plan Awards may be granted under the Plan, (b) extend the term of the Plan as set forth in paragraph (a) of this Article 14 or
(c) permit any person while a member of the Committee or any committee of the Board of Directors administering the Plan to be eligible to receive or hold a Plan Award; provided, however, that neither the Board of Directors nor the Committee may amend or modify the Plan so as to increase the maximum number of shares determinable pursuant to the last sentence of paragraph (a) of Article 3.

                        INDEMNIFICATION AND EXCULPATION

15.(a) Indemnification. Each person who is or shall have been a member of the Board of Directors or of the Committee or of any committee of the Board of Directors administering the Plan or of any committee appointed by the foregoing committees shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be or become a party or in which such person may be or become involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof (with the Company's written approval) or paid by such person in satisfaction of a judgment in any such action, suit or proceeding, except a judgment in favor of the Company based upon a finding of such person's lack of good faith; subject, however, to the condition that, upon the institution of any claim, action, suit or proceeding against such person, such person shall in writing give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person's behalf. The foregoing right of indemnification shall not be exclusive of any other right to which such person may be entitled as a matter of law or otherwise, or any power that the Company may have to indemnify or hold such person harmless.

(b) Exculpation. Each member of the Board of Directors or of the Committee or of any committee of the Board of Directors administering the Plan or any committee appointed by the foregoing committees, and each officer and employee of the Company, shall be fully justified in relying or acting in good faith upon any information furnished in connection with the administration of the Plan by any appropriate person or persons other than such person. In no event shall any person who is or shall have been a member of the Board of Directors or of the Committee or of any committee of the Board of Directors administering the Plan or of any committee appointed by the foregoing committees, or an officer or employee of the Company, be held liable for any determination made or other action taken or any omission to act in reliance upon any such information, or for any action (including the furnishing of information) taken or any failure to act, if in good faith.

                                EXPENSES OF PLAN

16. The entire expense of offering and administering the Plan shall be borne by the Company and its participating subsidiaries.

                           FINALITY OF DETERMINATIONS

17. Each determination, interpretation, or other action made or taken pursuant to the provisions of the Plan by the Board of Directors or the Committee or any committee of the Board of Directors administering the Plan or any committee appointed by the foregoing committees shall be final and shall be binding and conclusive for all purposes and upon all persons, including, but without limitation thereto, the Company, the stockholders, the Committee and each of the members thereof, and the directors, officers, and employees of the Company and its subsidiaries, the Participants, and their respective successors in interest.

                                  APPENDIX III

             EXCERPTS FROM PARAGRAPHS XXVI AND XXVII OF THE SAVINGS
                AND STOCK INVESTMENT PLAN FOR SALARIED EMPLOYEES
               (LANGUAGE IN BRACKETS SHOWS WORDS TO BE DELETED.)

XXVI. OPERATION AND ADMINISTRATION.

Pursuant to ERISA the Company shall be the sole named fiduciary with respect to the Plan and shall have authority to control and manage the operation and administration of the Plan.

The Vice President -- Human Resources, the Treasurer and the Vice President -- General Counsel shall have the authority, on behalf of the Company, to appoint and remove trustees and investment advisors under the Plan, to approve policies relating to the allocation of contributions and the distribution of assets among trustees and investment advisors, to approve Plan amendments and to modify the Plan or suspend the operation of any provisions of the Plan; provided, however, only the Board of Directors shall have authority to amend provisions relating to the extent of Company matching contributions [within the maximum rate set by stockholders] and the offering of Company stock as an investment election.

                                     - - -

XXVII. TERMINATION, SUSPENSION AND MODIFICATION.

The Company, by action of its Board of Directors, may terminate or modify the Plan or suspend the operation of any provision of the Plan, and the Company, by action of the Vice President -- Human Resources, the Treasurer and the Vice President -- General Counsel, may modify the Plan or suspend the operation of any provision of the Plan, other than provisions relating to the extent of Company matching contributions [within the maximum rate set by stockholders] and the offering of Company stock as an investment election, as follows:

                                     - - -

     3. Anything herein to the contrary notwithstanding, no such termination or modification of the Plan or suspension of any provision thereof may diminish the cash value of assets in the account or accounts of a member as of the effective date of such termination, modification or suspension[, and no such modification may increase the rate of Company matching contributions in relation to employee contributions to more than 60% of employee contributions].

                                      III-1

                                                 NOTICE OF
                                                 1998
                                                 ANNUAL MEETING
                                                 OF STOCKHOLDERS
                                                 AND
                                                 PROXY STATEMENT

 RECYCLED LOGO        SOY INK LOGO

This Proxy Statement is printed
entirely on recycled and recyclable
paper. Soy ink, rather than
petroleum-based ink, is used.                            FORD LOGO

[X] Please mark your
    votes as in this
    example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL                           THE BOARD OF DIRECTORS RECOMMENDS A
MANAGEMENT NOMINEES AND FOR PROPOSALS 2, 3,4 AND 5.                                        VOTE AGAINST
                                                                                           PROPOSALS 6,7,8,9, AND 10.

                        FOR  WITHHELD                              FOR   AGAINST  ABSTAIN                  FOR    AGAINST   ABSTAIN
Proposal 1 Election     [ ]    [ ]     Proposal 2 Ratification of  [ ]     [ ]      [ ]    Proposal 6      [ ]      [ ]       [ ]
of Directors                           Section of Independent                              Relating to
(see reverse)                          Public Accountants                                  Political Non-
                                                                                           Partisanship
For, except vote withheld from
the following nominee(s):

                                       Proposal 3 Relating to the  [ ]     [ ]      [ ]    Proposal 7      [ ]      [ ]       [ ]
                                       Company's Annual Incentive                          Relating to
                                       Compensation Plan                                   China and the
                                                                                           former Soviet
                                                                                           Union
------------------------------------

                                       Proposal 4 Relating to the  [ ]     [ ]      [ ]    Proposal 8      [ ]      [ ]       [ ]
                                       Company's 1998 Long-Term                            Relating to
                                       Incentive Plan                                      Global Warming

                                       Proposal 5 Relating to the  [ ]     [ ]      [ ]    Proposal 9      [ ]      [ ]       [ ]
                                       Company's Savings and                               Relating to a
                                       Stock Investment Plan for                           Proposed Review
                                       Salaried Employees.                                 of Executive
                                                                                           Compensation

                                                                                           Proposal 10     [ ]      [ ]       [ ]
                                                                                           Relating to
                                                                                           Directors on
                                                                                           Key Board
                                                                                           Committees


                                                                                           Request       Y [ ]              N [ ]
                                                                                           Annual        E                  O
                                                                                           Meeting       S
                                                                                           Ticket

                                                                                           Address  [ ]   Discontinue duplicate [ ]
                                                                                           Change           Annual Report mailing
                                                                                                            for this account


SIGNATURE(S) ________________________________ DATE _______
NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT
      OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY,
      EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN,
      PLEASE GIVE FULL TITLE AS SUCH.
------------------------------------------------------------------------------------------------------------------------------------






                                                                     [FORD LOGO]
                INSTRUCTIONS FOR TELEPHONE AND INTERNET VOTING
                    Available 24 hours a day, 7 days a week


    ON A TOUCH-TONE PHONE CALL TOLL-FREE 1-800-652-8683 (OUTSIDE THE US AND
        CANADA CALL 201-324-0377) AND YOU WILL HEAR THESE INSTRUCTIONS:

    -  Enter the last four digits of your social security number; and

    - Enter the control number from the box just below the perforation on the proxy card.

    -  You will then have two options:

       OPTION 1: to vote as the Board of Directors recommends on all proposals;
                 or
       OPTION 2: to vote on each proposal separately.

    -  Your vote will be repeated to you and you will be asked to confirm it.

    LOG ONTO THE INTERNET AND TYPE: HTTP://VOTE-BY-NET.COM

    -  Have your proxy card ready and follow the simple instructions.

    Your electronic vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

       IF YOU HAVE VOTED BY PHONE OR INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

                             THANK YOU FOR VOTING!

                                 [FORD LOGO]

                              FORD MOTOR COMPANY
P
       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
                           MEETING OF STOCKHOLDERS
R


O

       The undersigned hereby appoints JOHN M. DEVINE AND JOHN M. RINTAMAKI,
X or either of them, proxies with power of substitution, to vote all the shares of Common Stock which the undersigned is entitled to vote on all matters, unless the contrary is indicated on the reverse side hereof,
Y which may come before Ford Motor Company's Annual Meeting of Stockholders to be held at the Westin Hotel, 21 East Fifth Street, Cincinnati, Ohio at 10:00 a.m., eastern daylight savings time, on May 14, 1998, and any adjournments thereof.

       THE PROXIES SHALL VOTE THE SHARES REPRESENTED BY THIS PROXY IN THE MANNER INDICATED ON THE REVERSE SIDE HEREOF. UNLESS A CONTRARY DIRECTION IS INDICATED, THE PROXIES SHALL VOTE THE SHARES (A) "FOR" THE ELECTION AS DIRECTORS OF ALL THE NOMINEES NAMED IN THE PROXY STATEMENT AND LISTED BELOW OR ANY OTHER PERSON SELECTED BY THE BOARD OF DIRECTORS IN SUBSTITUTION FOR ANY OF THE NOMINEES (PROPOSAL 1) AND (B) "FOR" PROPOSALS 2,3,4 AND 5 AND "AGAINST" PROPOSALS 6,7,8,9 AND 10, EACH OF WHICH IS SET FORTH IN THE PROXY STATEMENT.
                                ---------------
        Proposal 1 - Election of Directors - Nominees:

        01. Michael D. Dingman       05. Irvine O. Hockaday, Jr.    09. Carl E. Reichardt
        02. Edsel B. Ford II         06. Marie-Josee Kravis         10. John L. Thornton
        03. William Clay Ford        07. Ellen R. Marram            11. Alex Trotman
        04. William Clay Ford, Jr.   08. Homer A. Neal

--------------------------------------------------------------------
ADDRESS CHANGE: PLEASE NOTE CHANGE HERE AND MARK BOX ON REVERSE SIDE


--------------------------------------------------------------------    (Continued and to be signed on reverse side)


------------------------------------------------------------------------------------
- DETACH PROXY CARD HERE IF YOU ARE VOTING BY MAIL AND RETURN IN ENCLOSED ENVELOPE -



                                 [FORD LOGO]

                        ANNUAL MEETING OF STOCKHOLDERS
                           MAY 14, 1998, 10:00 A.M.
                                 WESTIN HOTEL
                             21 EAST FIFTH STREET
                               CINCINNATI, OHIO